EXECUTION COPY                                                       EXHIBIT 2.1



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                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                       CLEAR CHANNEL COMMUNICATIONS, INC.,

                              CCU MERGER SUB, INC.

                                       AND

                                    AMFM INC.




                           DATED AS OF OCTOBER 2, 1999








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                                TABLE OF CONTENTS

                                                                                                             Page
ARTICLE 1.       THE MERGER .................................................................................. 2
         Section 1.1.    The Merger .......................................................................... 2
         Section 1.2.    Closing ............................................................................. 2
         Section 1.3.    Effective Time ...................................................................... 2
         Section 1.4.    Effects of the Merger ............................................................... 2
         Section 1.5.    Certificate of Incorporation and Bylaws of the Surviving Corporation ................ 2
         Section 1.6.    Directors ........................................................................... 3
         Section 1.7.    Officers ............................................................................ 3

ARTICLE 2.       EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
                 THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES ...................................... 3
         Section 2.1.    Capital Stock of Merger Sub ......................................................... 3
         Section 2.2.    Cancellation of Treasury Stock and Parent Owned Stock ............................... 3
         Section 2.3.    Conversion of Company Common Stock. ................................................. 3
         Section 2.4.    Exchange of Certificates ............................................................ 4
         Section 2.5.    Stock Transfer Books ................................................................ 7

ARTICLE 3.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY ............................................... 7
         Section 3.1.    Organization, Qualification, Etc..................................................... 7
         Section 3.2.    Capital Stock ....................................................................... 8
         Section 3.3.    Corporate Authority Relative to this Agreement; No Violation ........................ 8
         Section 3.4.    Reports and Financial Statements .................................................... 9
         Section 3.5.    No Undisclosed Liabilities ..........................................................10
         Section 3.6.    No Violation of Law .................................................................10
         Section 3.7.    Environmental Laws and Regulations ..................................................11
         Section 3.8.    No Undisclosed Employee Benefit Plan Liabilities or Severance Arrangements ..........11
         Section 3.9.    Absence of Certain Changes or Events ................................................13
         Section 3.10.   Investigations; Litigation ..........................................................13
         Section 3.11.   Joint Proxy Statement; Registration Statement; Other Information ....................13
         Section 3.12.   Lack of Ownership of Parent Common Stock ............................................14
         Section 3.13.   Tax Matters .........................................................................14
         Section 3.14.   Opinion of Financial Advisor ........................................................14
         Section 3.15.   Required Vote of the Company Stockholders ...........................................15
         Section 3.16.   Insurance ...........................................................................15
         Section 3.17.   Real Property; Title ................................................................15
         Section 3.18.   Collective Bargaining Agreements and Labor ..........................................15
         Section 3.19.   Material Contracts ..................................................................15
         Section 3.20.   Takeover Statute ....................................................................16

         Section 3.21.   Company FCC License; Operations of Company Licensed Facilities ......................16
         Section 3.22.   Transactions With Affiliates ........................................................17
         Section 3.23.   Intellectual Property ...............................................................17

ARTICLE 4.       REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB .....................................18
         Section 4.1.    Organization, Qualification, Etc ....................................................18
         Section 4.2.    Capital Stock .......................................................................19
         Section 4.3.    Corporate Authority Relative to this Agreement; No Violation ........................20
         Section 4.4.    Reports and Financial Statements ....................................................21
         Section 4.5.    No Undisclosed Liabilities ..........................................................22
         Section 4.6.    No Violation of Law .................................................................22
         Section 4.7.    Environmental Laws and Regulations ..................................................22
         Section 4.8.    No Undisclosed Employee Benefit Plan Liabilities ....................................22
         Section 4.9.    Absence of Certain Changes or Events ................................................22
         Section 4.10.   Investigations; Litigation ..........................................................23
         Section 4.11.   Joint Proxy Statement; Registration Statement; Other Information ....................23
         Section 4.12.   Lack of Ownership of Company Common Stock ...........................................23
         Section 4.13.   Tax Matters .........................................................................23
         Section 4.14.   Required Vote of Parent Stockholders ................................................24
         Section 4.15.   Opinion of Financial Advisor ........................................................24
         Section 4.16.   Insurance ...........................................................................24
         Section 4.17.   Real Property; Title ................................................................25
         Section 4.18.   Collective Bargaining Agreements and Labor ..........................................25
         Section 4.19.   Material Contracts ..................................................................25
         Section 4.20.   Takeover Statute ....................................................................25
         Section 4.21.   Parent FCC License; Operations of Parent Licensed Facilities ........................25

ARTICLE 5.       COVENANTS RELATING TO CONDUCT OF BUSINESS ...................................................26
         Section 5.1.    Conduct of Business by the Company or Parent ........................................26
         Section 5.2.    Proxy Material; Registration Statement ..............................................30
         Section 5.3.    Stockholders' Meeting ...............................................................30
         Section 5.4.    Approvals and Consents; Cooperation .................................................31
         Section 5.5.    Access to Information; Confidentiality ..............................................32
         Section 5.6.    Affiliates ..........................................................................32
         Section 5.7.    Rights Under Stock Plans ............................................................32
         Section 5.8.    Filings; Other Action ...............................................................33
         Section 5.9.    Further Assurances ..................................................................35
         Section 5.10.   No Inconsistent Activities ..........................................................35
         Section 5.11.   Director and Officer Liability ......................................................38
         Section 5.12.   Accountants' "Comfort" Letters ......................................................40
         Section 5.13.   Additional Reports ..................................................................40
         Section 5.14.   Plan of Reorganization ..............................................................40
         Section 5.15.   Conveyance Taxes ....................................................................40
         Section 5.16.   Public Announcements ................................................................40
         Section 5.17.   Board and Vice Chairman .............................................................41

         Section 5.18.   Expenses ............................................................................41
         Section 5.19.   Notice of Certain Events ............................................................43
         Section 5.20.   Withdrawal, Modification or Change in Board Recommendation ..........................43
         Section 5.21.   Employee Plans and Benefits and Employment Contracts ................................44
         Section 5.22.   Redemption or Conversion of Preferred Stock .........................................45
         Section 5.23.   Section 16(b) Board Approval ........................................................45

ARTICLE 6.       CONDITIONS TO THE MERGER ....................................................................45
         Section 6.1.    Conditions to the Obligations of Each Party .........................................45
         Section 6.2.    Conditions to the Obligations of Parent and Merger Sub ..............................47
         Section 6.3.    Conditions to the Obligations of the Company ........................................47

ARTICLE 7.       TERMINATION AND AMENDMENT ...................................................................48
         Section 7.1.    Termination .........................................................................48
         Section 7.2.    Effect of Termination ...............................................................50

ARTICLE 8.       GENERAL PROVISIONS ..........................................................................50
         Section 8.1.    Notices .............................................................................50
         Section 8.2.    Definitions .........................................................................51
         Section 8.3.    Counterparts ........................................................................53
         Section 8.4.    Entire Agreement; No Third-Party Beneficiaries ......................................53
         Section 8.5.    Assignment ..........................................................................53
         Section 8.6.    Governing Law .......................................................................53
         Section 8.7.    Enforcement .........................................................................53
         Section 8.8.    Severability ........................................................................54
         Section 8.9.    Interpretation ......................................................................54
         Section 8.10.   Survival of Representations and Warranties ..........................................54
         Section 8.11.   Survival of Covenants and Agreements ................................................54
         Section 8.12.   Attorneys' Fees .....................................................................54
         Section 8.13.   Amendment ...........................................................................54
         Section 8.14.   Extension; Waiver ...................................................................54
         Section 8.15.   Procedure for Termination, Amendment, Extension or Waiver ...........................55
         Section 8.16.   No Recourse Against Others ..........................................................55

         This AGREEMENT AND PLAN OF MERGER, dated as of October 2, 1999, is entered into by and among CLEAR CHANNEL COMMUNICATIONS, INC., a Texas corporation ("Parent"), CCU MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and AMFM INC., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

                  WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the combination of the Company and Parent upon the terms and subject to the conditions set forth in this Agreement and Plan of Merger, including, without limitation, the exhibits attached hereto (collectively, this "Agreement");

                  WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have determined that it is advisable and in the best interests of their respective shareholders for Merger Sub to merge with and into the Company as set forth below (the "Merger") upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $.01 per share, of the Company ("Company Common Stock"), other than shares owned directly or indirectly by Parent, Merger Sub or the Company, will be converted into shares of common stock, par value $0.10 per share, of Parent ("Parent Common Stock") in accordance with the provisions of
Article 2 of this Agreement;

                  WHEREAS, as a condition and inducement to Parent's and the Company's willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, (i) Parent and certain stockholders of the Company (the "Voting Stockholders") are entering into voting agreements dated as of the date of this Agreement (collectively, the "Company Stockholders Voting Agreement") pursuant to which such stockholders have agreed to vote their shares of Company Common Stock in favor of the proposal to approve and adopt the Merger and this Agreement and (ii) the Company and certain stockholders of Parent are entering into a Voting Agreement dated as of the date of this Agreement (the "Parent Stockholders Voting Agreement") pursuant to which such stockholders have agreed to vote their shares of Parent Common Stock in favor of the proposals (x) to approve the issuance of Parent Common Stock in the Merger and (y) to elect certain director nominees to the Board of Directors of Parent;

         WHEREAS, as a condition and inducement to Parent's and the Company's willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Parent, certain stockholders of the Company and certain stockholders of Parent entered into a Shareholders Agreement (the "Shareholders Agreement") relating to, among other things, the acquisition and disposition of Parent Common Stock subsequent to the Merger;

         WHEREAS, the respective Boards of Directors of Parent and the Company have approved the Parent Stockholders Voting Agreement and the Company Stockholders Voting Agreement, and the Board of Directors of Parent has approved the Shareholders Agreement;

         WHEREAS, for federal income tax purposes, the Merger is intended to qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:


                                   ARTICLE 1.
                                   THE MERGER

                  Section 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.3) of the Merger. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Company and Merger Sub in accordance with the DGCL.

                  Section 1.2. Closing. The closing of the Merger shall take place at 10:00 a.m. on a date to be specified by the parties which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article 6 (the "Closing Date") at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., 1700 Pacific Avenue, Suite 4100, Dallas, Texas 75201, unless another date, time or place is agreed to in writing by the parties hereto.

                  Section 1.3. Effective Time. On the Closing Date, the parties shall execute and file in the office of the Secretary of State of Delaware a certificate of merger (a "Certificate of Merger") executed in accordance with the DGCL and shall make all other filings or recordings, and take such other and further action as may be required under the DGCL in connection with the Merger. The Merger shall become effective at the time of filing of the Certificate of Merger, or at such later time as is agreed upon by the parties hereto and set forth therein (such time as the Merger becomes effective is referred to herein as the "Effective Time").

                  Section 1.4. Effects of the Merger. The Merger shall have the effects set forth in the DGCL.

                  Section 1.5. Certificate of Incorporation and Bylaws of the Surviving Corporation.

                  (a) The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall become the Certificate of Incorporation of the Surviving Corporation after the Effective Time, and thereafter may be amended as provided therein and as permitted by law and this Agreement.

                  (b) The By-Laws of the Merger Sub as in effect immediately prior to the Effective Time shall become the By-Laws of the Surviving Corporation after the Effective Time, and thereafter may be amended as provided therein and as permitted by law and this Agreement.

                  Section 1.6. Directors. The directors of the Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                  Section 1.7. Officers. The officers of the Company immediately prior to the Effective Time shall become the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.


                                   ARTICLE 2.
          EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
                     CORPORATIONS; EXCHANGE OF CERTIFICATES

                  Section 2.1. Capital Stock of Merger Sub. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, and such shares shall, collectively, represent all of the issued and outstanding capital stock of the Surviving Corporation.

                  Section 2.2. Cancellation of Treasury Stock and Parent Owned Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, each share of Company Common Stock issued and held, immediately prior to the Effective Time, in the Company's treasury or by any of the Company's direct or indirect wholly owned subsidiaries, and each share of Company Common Stock that is owned by Parent, Merger Sub or any other subsidiary of Parent, shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                  Section 2.3. Conversion of Company Common Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, subject to this Section 2.3 and Section 2.4(f), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.2 (the "Canceled Shares")) shall be converted into 0.94 (the "Conversion Number") of a duly authorized, validly issued and nonassessable share of Parent Common Stock (the "Merger Consideration"); provided, however, that, in any event, if between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of any declared or completed stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Conversion Number shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate or a certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. The Company represents and warrants that the holders of the Company Common Stock are not entitled to appraisal rights.

                  Section 2.4. Exchange of Certificates.

                  (a) Exchange Agent. Promptly after the Effective Time, Parent shall deliver to a bank or trust company designated by Parent and reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock for exchange in accordance with this
Article 2, through the Exchange Agent, certificates evidencing such number of shares of Parent Common Stock issuable to holders of Company Common Stock in the Merger pursuant to Section 2.3 and cash in an amount required to be paid pursuant to Sections 2.4(d) and 2.4(f) (such certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto and cash, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver, out of the Exchange Fund, to holders of Company Common Stock the Parent Common Stock contemplated to be issued pursuant to Section 2.3 (and any dividends or other distributions to which such holder is entitled pursuant to Section 2.4(d)), and the cash in lieu of fractional shares of Parent Common Stock to which such holders are entitled to pursuant to Section 2.4(f) hereof out of the Exchange Fund. Except as contemplated by Section 2.4(g) hereof, the Exchange Fund shall not be used for any other purpose.

                  (b) Exchange Procedures. As promptly as practicable after the Effective Time (but in no event more than five business days thereafter) Parent shall cause the Exchange Agent to mail to each holder of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Canceled Shares) (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of Parent Common Stock, or cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.4(f) hereof.

                  (c) Exchange of Certificates. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with a letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder's shares of Company Common Stock have been converted into pursuant to this Article 2 (and any cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.4(f) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.4(d)), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of

Company Common Stock which is not registered in the transfer records of the Company, shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.4(f) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.4(d) may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.4, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the number of whole shares of Parent Common Stock into which the shares of Company Common Stock formerly represented thereby have been converted, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.4(f) and any dividends or other distributions to which such holder is entitled pursuant to
Section 2.4(d).

                  (d) Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 2.4(f), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable laws, following surrender of any such Certificate, there shall be paid promptly to the holder of the Certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.4(f) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock, and
(ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

                  (e) No Further Rights in Company Common Stock. All shares of Parent Common Stock issued upon conversion of the shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.4(d) or (f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

                  (f) No Fractional Shares.

                           (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

                           (ii) In lieu of the issuance of fractional shares, each holder of Company Common Stock shall be entitled to receive an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the closing price for a share of Parent Common Stock as reported on the NYSE Composite Transaction Tape (as reported in The Wall Street Journal or, if not reported thereby, any other authoritative source) on the last trading day prior to the Closing Date.

                  (g) Termination of Exchange Fund. Any portion of the Exchange Fund (including any shares of Parent Common Stock) which remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article 2 shall thereafter look only to Parent for, and Parent shall deliver, the applicable Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.4(f) and any dividends or other distributions with respect to the Parent Common Stock to which they are entitled pursuant to Section 2.4(d). Any portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

                  (h) No Liability. None of the Exchange Agent, Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

                  (i) Withholding Rights. Each of the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Exchange Agent, as the case may be.

                  (j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which the holder thereof is entitled pursuant to Section 2.4(f) and any dividends or other distributions to which the holder thereof is entitled pursuant to this Agreement.

                  (k) Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Merger Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Merger Sub and the Company or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in such names and on such behalves or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

                  Section 2.5. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent (or Parent for any reason) shall be converted into shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.4(f) and any dividends or other distributions to which the holders thereof are entitled pursuant to
Section 2.4(d).


                                   ARTICLE 3.
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date hereof (the "Company Disclosure Letter"):

                  Section 3.1. Organization, Qualification, Etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not in the aggregate have a Material Adverse Effect on the Company. The copies of the Company's charter and by-laws which have been made available to Parent are complete and correct and in full force and effect on the date hereof. Each of the Company's Significant Subsidiaries (as defined in Regulation S-X promulgated under the Securities Act of 1933, as amended (the "Securities Act")) is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate, limited partnership or limited liability company power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not in the aggregate have a Material Adverse Effect on the Company. Except as set forth in Section 3.1 of the Company Disclosure Letter, all the outstanding shares of capital stock of, or other ownership interests in, the Company's Subsidiaries are validly issued, fully paid and non-assessable and are owned by the Company, directly or indirectly, free and clear of all Liens, except for Liens arising out of the senior credit facilities of Capstar Radio Broadcasting Partners, Inc. and Chancellor Media Corporation of Los Angeles, as the same may be amended, supplemented or otherwise modified in accordance with this Agreement and any renewal, extension, refunding, restructuring, replacement or refinancing thereof in accordance with this Agreement (collectively, the "Company Credit Agreement") and the $150 million promissory note dated May 29, 1999, made payable by Capstar Broadcasting Corporation to the Company. There are no existing options, rights of first refusal, preemptive rights, calls or commitments of any character relating to the issued or unissued capital stock or other securities of, or other ownership interests in, any Subsidiary of the Company.

                  Section 3.2. Capital Stock. The authorized capital stock of the Company consists of 750,000,000 shares of the Company Common Stock and 50,000,000 shares of the Company's preferred stock, par value $0.01 per share, of which 2,200,000 shares have been designated as 7% Convertible Preferred Stock (the "7% Convertible Preferred Stock"). At the close of business on September 30, 1999, 209,641,983 shares of the Company Common Stock and 2,200,000 shares of the 7% Convertible Preferred Stock were issued and outstanding. All the outstanding shares of the Company Common Stock and the 7% Convertible Preferred Stock have been validly issued and are fully paid and non-assessable. As of the date hereof, there were no outstanding subscriptions, options, warrants, rights or other arrangements or commitments obligating the Company to issue any shares of its stock other than options, warrants and other rights to receive or acquire an aggregate of 27,891,187 shares of the Company Common Stock pursuant to the Company's stock option plans, as amended (the "Company Stock Option Plans"), options and warrants described in Section 3.2 of the Company Disclosure Letter.

                  Except for the issuance of shares of the Company Common Stock pursuant to the options and warrants and other rights referred to in Section 3.2 of the Company Disclosure Letter, from September 30, 1999 to the date hereof, no shares of the Company Common Stock have been issued.

                  Section 3.3. Corporate Authority Relative to this Agreement; No Violation. The Company has the corporate power and authority to enter into this Agreement and the Parent Stockholders Voting Agreement and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Parent Stockholders Voting Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Company and, except for the approval and adoption of the agreement of merger (as such term is used in Section 251 of the DGCL) contained in this Agreement and the approval of the Merger by the holders of a majority of the outstanding shares of Company Common Stock, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, the Parent Stockholders Voting Agreement and the transactions contemplated hereby and thereby. As of the date hereof, the Board of Directors of the Company has determined that the transactions contemplated by this Agreement are advisable and in the best interest of its stockholders and, subject to the provisions contained in Sections 5.10 and 5.20, to recommend to such stockholders that they vote in favor thereof. This Agreement and the Parent Stockholders Voting Agreement have been duly and validly executed and delivered by the Company and, assuming this Agreement and the Parent Stockholders Voting Agreement have been duly and validly executed and delivered by the other parties hereto and thereto, and subject to the Company Stockholder Approval (as defined in Section 5.3 hereof) this Agreement and the Parent Stockholders Voting Agreement constitute valid and binding agreements of the Company, enforceable against the Company in accordance with their respective terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). Other than in connection with or in compliance with the provisions of the DGCL, the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), applicable approvals of the Federal Communications Commission (the "FCC") pursuant to the Communications Act of 1934, as amended, and any regulations promulgated thereunder (the "Communications Act"), any non-United States competition, antitrust and investment laws and the securities or blue sky laws of the various states, and, other than the filing of the Certificate of Merger with the Delaware Secretary of State and any necessary state filings to maintain the good standing or qualification of the Surviving Corporation (collectively, the "Company Required Approvals"), no authorization, consent or approval of, or filing with, any governmental body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement or the Parent Stockholders Voting Agreement, except for such authorizations, consents, approvals or filings, the failure to obtain or make which would not, in the aggregate, have a Material Adverse Effect on the Company; provided that the Company makes no representation with respect to such of the foregoing as are required by reason of the regulatory status of Parent or any of its Subsidiaries or facts specifically pertaining to any of them. Except for the Company Required Approvals, the Company is not subject to or obligated under any charter, bylaw or contract provision or any governmental license, franchise or permit, or subject to any order or decree, which would be breached or violated by its executing or, subject to the approval of its stockholders, carrying out this Agreement or the Parent Stockholders Voting Agreement, except for any breaches or violations which would not, in the aggregate, have a Material Adverse Effect on the Company.

                  Section 3.4. Reports and Financial Statements. The following reports, proxy statements and prospectuses filed by the Company and its predecessors with the SEC are publicly available:

                  (a) the Company's (and its predecessors') Annual Reports on Form 10-K, as amended, filed with the Securities and Exchange Commission (the "SEC") for the years ended December 31, 1996, 1997 and 1998;

                  (b) the Company's Quarterly Reports on Form 10-Q, as amended, filed with the SEC for the quarters ended March 31, 1999 and June 30, 1999;

                  (c) each definitive proxy statement filed by the Company and its predecessors with the SEC since January 1, 1996;

                  (d) each final prospectus filed by the Company and its predecessors with the SEC since January 1, 1996, except any final prospectus on Form S-8; and

                  (e) all Current Reports on Form 8-K filed by the Company with the SEC since December 31, 1998.

                  As of their respective dates, such reports, proxy statements, and prospectuses filed on or prior to the date hereof (collectively, the "Company SEC Reports") (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the foregoing clause (ii) shall not apply to the financial statements included in the Company SEC Reports (which are covered by the following sentence). The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Company SEC Reports (including any related notes and schedules) fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their results of operations and cash flows for the periods or as of the dates then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and generally accepted accounting principles in the United States ("GAAP") consistently applied during the periods involved (except as otherwise disclosed in the notes thereto and except that the unaudited financial statements therein do not contain all of the footnote disclosures required by GAAP). Since January 1, 1996 and to the date hereof, the Company and its predecessors have timely filed all material reports, registration statements and other filings required to be filed by it with the SEC under the rules and regulations of the SEC.

                  Section 3.5. No Undisclosed Liabilities. As of the date hereof, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, of a type required by GAAP to be reflected on a consolidated balance sheet, except
(a) liabilities or obligations reflected in any of the Company SEC Reports and
(b) liabilities or obligations which would not in the aggregate have a Material Adverse Effect on the Company.

                  Section 3.6. No Violation of Law. The businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any governmental body or authority (provided that no representation or warranty is made in this Section 3.6 with respect to Environmental Laws (as defined in Section 3.7 below) which are dealt with exclusively in Section 3.7), except (a) as described in any of the Company SEC Reports and (b) for violations or possible violations which would not in the aggregate have a Material Adverse Effect on the Company. The Company and its Subsidiaries have all permits, licenses and governmental authorizations material to ownership or occupancy of their respective properties and assets and the carrying on of their respective businesses, except for such permits, licenses and governmental authorizations the failure of which to have would not have in the aggregate a Material Adverse Effect on the Company. To the best Knowledge of the Company, the Company's Subsidiaries which are FCC licensees are financially qualified, and are otherwise qualified to be

FCC licensees. The representations and warranties contained in this Section 3.6 are made as of the date hereof.

                  Section 3.7. Environmental Laws and Regulations. Except as described in any of the Company SEC Reports, as of the date hereof (a) the Company and each of its Subsidiaries is in material compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, " Environmental Laws"), except for noncompliance which would not in the aggregate have a Material Adverse Effect on the Company, which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of material permits and other governmental authorizations required under applicable Environmental Laws, and material compliance with the terms and conditions thereof, (b) neither the Company nor any of its Subsidiaries has received written notice of, or, to the Knowledge of the Company, is the subject of, any actions, causes of action, claims, investigations, demands or notices by any Person alleging liability under or non-compliance with any Environmental Law or that the Company or any Subsidiary is a potentially responsible party at any Superfund site or state equivalent site ("Environmental Claims") which would in the aggregate have a Material Adverse Effect on the Company, (c) to the Knowledge of the Company, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future, (d) to the Knowledge of the Company, the Company and its Subsidiaries have not disposed of or released hazardous materials (at a concentration or level which requires remedial action under any Environmental Law) at any real property currently owned or leased by the Company or any Subsidiary or at any other real property, except for such disposals or releases as would not in the aggregate have a Material Adverse Effect on the Company, and (e) neither the Company nor its Subsidiaries have agreed to indemnify any predecessor or other party with respect to any environmental liability, other than customary indemnity provisions contained in agreements entered into in the ordinary course of business which would not in the aggregate have a Material Adverse Effect on the Company.

                  Section 3.8. No Undisclosed Employee Benefit Plan Liabilities or Severance Arrangements. Except to the extent that, in the aggregate, violations of Section 3.8(a) through (e) would not result in a Material Adverse Effect on the Company, as of the date hereof:

                  (a) All benefit and compensation plans, contracts, policies, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock related awards, fringe benefits, change in control, employment agreement, deferred compensation or other employee benefits of any kind, whether formal or informal, funded or unfunded, written or oral and whether or not legally binding, or arrangements covering current employees at the Company's corporate offices in Austin, Boston, Chicago and Dallas, and, to the Knowledge of the Company, covering any other employees or former employees of the Company and its Subsidiaries (all current and former employees of the Company and its subsidiaries being herein referred to as the "Employees") and current or former directors of the Company, including, but not limited to, "employee benefit plans" within the meaning of
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (the "Benefit Plans") are listed on Section 3.8(a) of the Company Disclosure Letter. There are no "change in control" or similar provisions covering current employees at the Company's corporate offices in Austin, Boston, Chicago and Dallas, and, to the Knowledge of the Company, covering any other employees or former employees of the Company and its Subsidiaries other than those set forth in the Benefit Plans identified on
Section 3.8(a) of the Company Disclosure Letter.

                  (b) All employee benefit plans, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA, covering Employees (the "Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA, the Code, and all other applicable law. Each Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service with respect to "TRA" (as defined in Section 1 of Rev. Proc. 93-39) or is operating within the remedial amendment period and may still obtain a favorable determination letter from the Internal Revenue Service, and the Company has no Knowledge of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of the Company, threatened litigation relating to the Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

                  (c) No current or former Pension Plan of the Company or any of its Subsidiaries, or any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"), is or has been subject to Title IV of ERISA or Section 412 of the Code within the past six years.

                  (d) All contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected on the audited financial statements of the Company.

                  (e) Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Plan.

                  (f) The consummation of the transactions contemplated by this Agreement will not, solely as a result of such consummation, (x) entitle any Employees of the Company or any of the Subsidiaries to severance pay, (y) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans or (z) result in any breach or violation of, or a default under, any of the Benefit Plans.

                  (g) Any amount that could be received (whether in cash, property, or vesting of property) as a result of the transaction contemplated by this Agreement by any officer, director, employee or independent contractor of the Company or any of its subsidiaries, who is a "disqualified individual" (as defined in proposed Treasury Regulation Section 1.280G-1), under any employment arrangement or Benefit Plan would not be characterized as an "excess parachute payment" (as defined in Section 280G of the Code).

                  (h) All Benefit Plans covering current or former non-U.S. Employees comply in all material respects with applicable law. No unfunded liabilities exist with respect to any Benefit Plan that covers such non-U.S. Employees.

                  Section 3.9. Absence of Certain Changes or Events. Other than as disclosed in the Company SEC Reports or previously disclosed in writing to Parent, since June 30, 1999 to the date hereof, (a) the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course and (b) there has not been any event, occurrence, development or state of circumstances or facts that has had a Material Adverse Effect on the Company. Since June 30, 1999 to the date hereof, no dividends or distributions have been declared or paid on or made with respect to the shares of capital stock or other equity interests of the Company or its Subsidiaries nor have any such shares been repurchased or redeemed, other than dividends or distributions paid to the Company or a wholly-owned Subsidiary.

                  Section 3.10. Investigations; Litigation. As of the date hereof, except as described in any of the Company SEC Reports or previously disclosed in writing to Parent:

                  (a) to the Knowledge of the Company, no investigation or review by any governmental body or authority with respect to the Company or any of its Subsidiaries which would in the aggregate have a Material Adverse Effect on the Company is pending nor has any governmental body or authority notified the Company of an intention to conduct the same;

                  (b) there are no actions, suits or proceedings pending (or, to the Company's Knowledge, threatened) against or affecting the Company or its Subsidiaries, or any of their respective properties or before any federal, state, local or foreign governmental body or authority, which, in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company; and

                  (c) to the Knowledge of the Company, the Company SEC Reports or the Company Disclosure Letter lists all of the pending litigation of the Company that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on the Company.

                  Section 3.11. Joint Proxy Statement; Registration Statement; Other Information. None of the information with respect to the Company or its Subsidiaries to be included in the Joint Proxy Statement (as defined in Section 5.2) or the Registration Statement (as defined in Section 5.2) will, in the case of the Joint Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Joint Proxy Statement or any amendments or supplements thereto, and at the time of the Company Special Meeting (as defined in Section 5.3), or, in the case of the Registration Statement, at the time it becomes effective or at the time of any post-effective amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by Parent, Merger Sub or any affiliate of Parent specifically for inclusion in the Joint Proxy Statement. The Joint Proxy Statement (as it relates to the Company) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

                  Section 3.12. Lack of Ownership of Parent Common Stock. Neither the Company nor any of its Subsidiaries owns any shares of Parent Common Stock or other securities convertible into shares of Parent Common Stock (exclusive of any shares owned by the Company's employee benefit plans).

                  Section 3.13. Tax Matters.

                  (a) All federal, state, local and foreign Tax Returns required to be filed by or on behalf of the Company, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which the Company or any of its Subsidiaries is or was a member (a "Company Group") have been timely filed or requests for extensions to file such returns or reports have been timely filed and granted and have not expired, and all returns filed are complete and accurate except to the extent any failure to file or any inaccuracies in filed returns would not, individually or in the aggregate, have a Material Adverse Effect on the Company. All Taxes due and owing by the Company, any Subsidiary of the Company or any Company Group have been paid, or adequately reserved for, except to the extent any failure to pay or reserve would not, individually or in the aggregate, have a Material Adverse Effect on the Company. There is no audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company, any Subsidiary of the Company or any Company Group nor has the Company or any Subsidiary filed any waiver of the statute of limitations applicable to the assessment or collection of any Tax, in each case, which would, individually or in the aggregate, have a Material Adverse Effect on the Company. All assessments for Taxes due and owing by the Company, any Subsidiary of the Company or any Company Group with respect to completed and settled examinations or concluded litigation have been paid. Neither the Company nor any Subsidiary is a party to any tax indemnity agreement, tax sharing agreement or other agreement under which the Company or any Subsidiary could become liable to another Person as a result of the imposition of a Tax upon any Person, or the assessment or collection of a Tax, except for such agreements as would not in the aggregate have a Material Adverse Effect on the Company. The Company has provided or made available to Parent information relating to (i) the taxable years of the Company for which the statutes of limitations with respect to federal income Taxes have not expired, and (ii) with respect to federal income Taxes, those years for which examinations have been completed, those years for which examinations are presently being conducted, and those years for which examinations have not yet been initiated. The Company and each of its Subsidiaries has complied in all material respects with all rules and regulations relating to the withholding of Taxes, except to the extent any such failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

                  (b) Neither the Company nor any of its Subsidiaries has Knowledge of any fact or has taken any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of
Section 368(a) of the Code.

                  The representations and warranties contained in this Section
3.13 are made as of the date hereof.

                  Section 3.14. Opinion of Financial Advisor. The Board of Directors of the Company has received the oral opinion of Morgan Stanley Dean Witter, to the effect that, as of

October 2, 1999 the Conversion Number is fair to the Company's stockholders from a financial point of view. A copy of the written opinion of Morgan Stanley Dean Witter will be delivered to Parent as soon as practicable after the date of this Agreement.

                  Section 3.15. Required Vote of the Company Stockholders. The affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock is required to adopt this Agreement. No other vote of the stockholders of the Company is required by law or the charter or By-laws of the Company in order for the Company to consummate the Merger and the transactions contemplated hereby.

                  Section 3.16. Insurance. Except to the extent that the lack of a policy could reasonably be expected to have a Material Adverse Effect on the Company, as of the date hereof, the Company and its Subsidiaries have insurance policies, including without limitation policies of life, fire, health and other casualty and liability insurance, that the Company believes is sufficient for its business and operations.

                  Section 3.17. Real Property; Title. As of the date hereof, the Company and its Subsidiaries have good and marketable title to all real properties owned by them except where the failure to have such title would not in the aggregate have a Material Adverse Effect on the Company.

                  Section 3.18. Collective Bargaining Agreements and Labor. The Company has previously made available to Parent all labor or collective bargaining agreements in effect as of the date of this Agreement which pertain to a material number of the employees of the Company and its Subsidiaries. As of the date hereof, there are no pending complaints, charges or claims against the Company or its Subsidiaries filed with any public or governmental authority, arbitrator or court based upon the employment or termination by the Company of any individual, except for such complaints, charges or claims which if adversely determined would not in the aggregate have a Material Adverse Effect on the Company.

                  Section 3.19. Material Contracts.

                  (a) Except as disclosed in the Company Disclosure Letter, from and after the date of filing of the Company SEC Reports, neither the Company nor any of its Subsidiaries has entered into any contract, agreement or other document or instrument (other than this Agreement) that would be required to be filed with the SEC or any material amendment, modification or waiver under any contract, agreement or other document or instrument (other than any such amendments, modifications or waivers entered into following the date of this Agreement in connection with the transactions contemplated hereby) that was previously filed with the SEC or would be required to be so filed.

                  (b) Except as filed as an exhibit to the Company SEC Reports or as set forth in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or has entered into or made any material amendment or modification to or granted any material waiver under any contract, agreement, document or instrument that the Company would be required to file under Item 601 of Regulation S-K promulgated under the Securities Act as an Exhibit to Form 10-K (collectively, the Material Agreements").

                  (c) Each of the Material Agreements is valid and enforceable against the Company in accordance with its terms, and there is no default under any Material Agreements either by the Company or any of its Subsidiaries which is a party to such Material Agreements or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or, to the Knowledge of the Company, any other party thereto, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on the Company. In addition, neither the Company nor any Subsidiary of the Company is in breach of any Material Agreement (including any breach which would give rise to a right to terminate any such agreement) that has caused a Material Adverse Effect on the Company. To the date of this Agreement, neither the Company nor any Subsidiary of the Company has received any written notice (or to the Knowledge of the Company any other notice) of default or termination under any Material Agreement, and to the Knowledge of the Company, there exists no basis for any assertion of a right of default or termination under such agreements. To the date of this Agreement, neither the Company nor any Subsidiary of the Company has received any written notice (or to the Knowledge of the Company any other notice) of the exercise of a put option or other right pursuant to which the Company or any of its Subsidiaries would be obligated to purchase capital stock or assets relating to any Company LMA Facility (as defined in Section 3.21).

                  The representations and warranties contained in this Section
3.19 are made as of the date hereof.

                  Section 3.20. Takeover Statute. The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby and, assuming the accuracy of Parent's representation and warranty contained in
Section 4.12, such approval constitutes approval of the Merger and the other transactions contemplated hereby by the Board of Directors of the Company under the provisions of Section 203 of the DGCL such that Section 203 of the DGCL does not apply to this Agreement and the transactions contemplated hereby. To the Knowledge of the Company, no other state takeover statute is applicable to the Merger or the other transactions contemplated hereby.

                  Section 3.21. Company FCC License; Operations of Company Licensed Facilities. The Company and its Subsidiaries have operated the radio stations for which the Company and any of its Subsidiaries hold licenses from the FCC, in each case which are owned or operated by the Company and its Subsidiaries (each a "Company Licensed Facility" and collectively the "Company Licensed Facilities"), in material compliance with the terms of the licenses issued by the FCC to the Company and its Subsidiaries (the "Company FCC Licenses"), and in material compliance with the Communications Act, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. To the Knowledge of the Company, each broadcast radio station for which the Company or any of its Subsidiaries provides programming and advertising services pursuant to a local marketing agreement (each a "Company LMA Facility" and collectively the "Company LMA Facilities") has been operated in compliance with the terms of the licenses issued by the FCC to the owner of such Company LMA Facility (each an "LMA Facility FCC License" and collectively the "LMA Facility FCC Licenses") except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company has, and each of its Subsidiaries has, timely filed or made all applications, reports and other disclosures required by the FCC to be made with respect to Company Licensed Facilities and has timely paid all FCC regulatory fees with respect thereto, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries have, and are the authorized legal holders of, all Company FCC Licenses necessary or used in the operation of the businesses of Company Licensed Facilities as presently operated. To the Knowledge of the Company, the third-parties with which the Company or its Subsidiaries have entered into local marketing agreements with respect to Company LMA Facilities have, and are the authorized legal holders of, the LMA Facility FCC License necessary or used in the operation of the business of the respective Company LMA Facility to which such local marketing agreement relates. All Company FCC Licenses and, to the Knowledge of the Company, LMA Facility FCC Licenses are validly held and are in full force and effect, unimpaired by any act or omission of the Company, any of its Subsidiaries (or, to the Company's Knowledge, their respective predecessors) or their respective officers, employees or agents, except where such impairments could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in Company Disclosure Letter, no application, action or proceeding is pending for the renewal of any Company FCC License or, to the Knowledge of the Company, LMA Facility FCC License as to which any petition to deny has been filed and, to Company's Knowledge, there is not before the FCC any material investigation, proceeding, notice of violation or order of forfeiture relating to any Company Licensed Facility or Company LMA Facility that, if adversely determined, could reasonably be expected to have a Material Adverse Effect on the Company, and the Company has no Knowledge of any basis that could reasonably be expected to cause the FCC not to renew any of Company FCC Licenses or the LMA Facility FCC Licenses (other than proceedings to amend FCC rules or the Communications Act of general applicability to the radio broadcast industry). There is not pending and, to Company's Knowledge, there is not threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or modify in any material respect any of Company FCC Licenses or, to the Knowledge of the Company, any of the LMA Facility FCC Licenses that, if adversely determined, could reasonably be expected to have a Material Adverse Effect on the Company (other than proceedings to amend FCC rules or the Communications Act of general applicability to the radio broadcast industry). The representations and warranties contained in this Section 3.21 are made as of the date hereof.

                  Section 3.22. Transactions With Affiliates. Other than the transactions contemplated by this Agreement, or except to the extent disclosed in the Company SEC Reports or in the Company Disclosure Letter, as of the date hereof there have been no transactions, agreements, arrangements or understandings between the Company or its Subsidiaries, on the one hand, and the Company's affiliates (other than Subsidiaries of the Company) or any other Person, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

                  Section 3.23. Intellectual Property. Except as set forth in the Company Disclosure Letter and except to the extent that the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy), individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company: (a) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property (as defined below) used in or necessary for the conduct of its business as currently conducted; (b) the use of any Intellectual Property by the Company and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which the Company or any Subsidiary acquired the right to use any Intellectual Property; (c) to the Knowledge of the Company, no Person is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its Subsidiaries; and (d) neither the Company nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property used by the Company and its Subsidiaries and to the Knowledge of the Company no Intellectual Property owned and/or licensed by the Company or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, "Intellectual Property" shall mean trademarks, service marks, brand names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not, in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights; and any claims or causes of action arising out of or relating to any infringement or misappropriation of any of the foregoing. The representations and warranties contained in this Section
3.23 are made as of the date hereof.


                                   ARTICLE 4.
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

                  Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that except as set forth in the Parent Disclosure Letter delivered to the Company on the date hereof:

                  Section 4.1. Organization, Qualification, Etc. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not in the aggregate have a Material Adverse Effect on Parent or Merger Sub. The copies of Parent's Articles of Incorporation, as amended, and Amended and Restated By-laws and Merger Sub's charter and by-laws which have been made available to the Company are complete and correct and in full force and effect on the date hereof. Each of Parent's Significant Subsidiaries is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate, partnership or limited liability company power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not in the aggregate have a Material Adverse Effect on Parent or Merger Sub. All the outstanding shares of capital stock of, or other ownership interests in, Parent's Subsidiaries and Merger Sub are validly issued, fully paid and non-assessable and are owned by Parent, directly or indirectly, free and clear of all Liens, except for restrictions contained in credit agreements and similar instruments to which Parent is a party. Except as disclosed in the Parent SEC Reports, there are no existing options (except for those set forth in Section 4.2 below), rights of first refusal, preemptive rights, calls or commitments of any character relating to the issued or unissued capital stock or other securities of, or other ownership interests in, any Subsidiary of Parent or Merger Sub.

                  Section 4.2. Capital Stock. The authorized capital stock of Parent consists of 900,000,000 shares of Parent Common Stock, and 2,000,000 shares of Class A Preferred Stock, par value $1.00 per share and 8,000,000 shares of Class B Preferred Stock, par value $1.00 per share (collectively, the "Parent Preferred Stock"). The shares of Parent Common Stock to be issued in the Merger or upon the exercise of the Company stock options, warrants, conversion rights or other rights or upon vesting or payment of other Company equity-based awards thereafter will, when issued, be validly issued fully paid and non-assessable. As of the date hereof, 338,398,684 shares of Parent Common Stock and no shares of Parent Preferred Stock were issued and outstanding. All the outstanding shares of Parent Common Stock have been validly issued and are fully paid and non-assessable. As of the date hereof, there were no outstanding subscriptions, options, warrants, rights or other arrangements or commitments obligating Parent to issue any shares of its capital stock other than options and other rights to receive or acquire an aggregate of 30,097,952 shares of Parent Common Stock pursuant to:

                  (a) the 1994 Incentive Stock Option Plan of Parent;

                  (b) the 1994 Non-Qualified Stock Option Plan;

                  (c) the Parent Director's Non-Qualified Stock Option Plan;

                  (d) the 1998 Stock Incentive Plan;

                  (e) various other option agreements with officers or employees of the Parent or the Parent's Subsidiaries, option assumption agreements, and incentive compensation grants;

                  (f) Parent's 2-5/8% Senior Convertible Notes due 2003, convertible into Parent Common Stock;

                  (g) the warrants of Jacor Communications, Inc. ("Jacor") assumed by Parent;

                  (h) Jacor LYONs due 2011; and

                  (i) Jacor LYONs due 2018.

                  Section 4.3. Corporate Authority Relative to this Agreement; No Violation.

                  (a) Parent has the corporate power and authority to enter into this Agreement, the Registration Rights Agreement dated the date hereof between Parent and certain stockholders of the Company (the "Registration Rights Agreement" and, together with the Company Stockholders Voting Agreement and the Shareholders Agreement, the "Ancillary Agreements"), the Shareholders Agreement and the Company Stockholders Voting Agreement and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Parent and except for the Parent Stockholder Approval (as defined in Section 5.3 hereof), no other corporate or stockholder proceedings on the part of Parent are necessary to authorize this Agreement, the Ancillary Agreements, the issuance of the Parent Common Stock and the other transactions contemplated hereby and thereby. As of the date hereof, the Board of Directors of Parent has determined that the transactions contemplated by this Agreement are advisable and in the best interest of its stockholders and, subject to the provisions contained in Sections 5.10 and 5.20, to recommend to such stockholders that they vote in favor thereof. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by Parent and, assuming this Agreement and the Ancillary Agreements have been duly and validly executed and delivered by the other parties hereto and thereto, and subject to the Parent Stockholder Approval (as defined in Section 5.3 hereof), this Agreement and the Ancillary Agreements constitute valid and binding agreements of Parent, enforceable against it in accordance with their respective terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). Other than in connection with or in compliance with the provisions of the DGCL, the Securities Act, the Exchange Act, the HSR Act, the Communications Act, any non-United States competition, antitrust and investments laws, the securities or blue sky laws of the various states and the rules of the New York Stock Exchange, and, other than the filing of the Certificate of Merger with the Delaware Secretary of State and any necessary state filings to maintain the good standing or qualification of the Surviving Corporation (collectively, the "Parent Required Approvals"), no authorization, consent or approval of, or filing with, any governmental body or authority is necessary for the consummation by Parent of the transactions contemplated by this Agreement or the Ancillary Agreements, except for such authorizations, consents, approvals or filings, the failure to obtain or make which would not, in the aggregate, have a Material Adverse Effect on Parent; provided that Parent makes no representation with respect to such of the foregoing as are required by reason of the regulatory status of the Company or any of its Subsidiaries or facts specifically pertaining to any of them. Except for the Parent Required Approvals, neither Parent nor Merger Sub is subject to or obligated under any charter, bylaw or contract provision or any governmental license, franchise or permit, or subject to any order or decree, which would be breached or violated by its executing or carrying out this Agreement or the Ancillary Agreements, except for any breaches or violations which would not, in the aggregate, have a Material Adverse Effect on Parent.

                  (b) Merger Sub has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly and validly authorized by the Board of Directors of Merger Sub, and no other corporate or stockholder proceedings on the part of Merger Sub are necessary to authorize this Agreement and the transactions contemplated hereby. The Board of Directors of Merger Sub has determined that the transactions contemplated by this Agreement are advisable and in the best interest of its stockholders and recommends to such stockholders that they vote in favor thereof. This Agreement has been duly and validly executed and delivered by Merger Sub and, assuming this Agreement has been duly and validly executed and delivered by the other parties hereto, this Agreement constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar loss affecting creditors' rights generally, or by principles governing the available of equitable remedies). This Agreement has been approved by Parent, as the sole stockholder of Merger Sub.

                  Section 4.4. Reports and Financial Statements. The following reports, proxy statements and prospectuses filed by Parent with the SEC are publicly available:

                  (a) Parent's Annual Reports on Form 10-K filed with the SEC for each of the years ended December 31, 1996, 1997 and 1998;

                  (b) Parent's Quarterly Reports on Form 10-Q filed with the SEC for the quarters ended March 31, 1999 and June 30, 1999;

                  (c) each definitive proxy statement filed by Parent with the SEC since January 1, 1996;

                  (d) each final prospectus filed by Parent with the SEC since January 1, 1996, except any final prospectus on Form S-8; and

                  (e) all Current Reports on Form 8-K filed by Parent with the SEC since December 31, 1998.

                  As of their respective dates, such reports, proxy statements and prospectuses filed on or prior to the date hereof (collectively, "Parent SEC Reports") (i) complied as to form in all material respect with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the foregoing clause (ii) shall not apply to the financial statements included in the Parent SEC Reports (which are covered by the following sentence). The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Parent SEC Reports (including any related notes and schedules) fairly present in all material respects the financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the results of their operations and their cash flows for the periods or as of the dates then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto and except that the unaudited financial statements therein do not contain all of the footnote disclosures required by GAAP). Since January 1, 1996 and to the date hereof, Parent has timely filed all material reports, registration statements and other filings required to be filed by it with the SEC under the rules and regulations of the SEC.

                  Section 4.5. No Undisclosed Liabilities. As of the date hereof, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, of a type required by GAAP to be reflected on a consolidated balance sheet, except
(a) liabilities or obligations reflected in any of the Parent SEC Reports and
(b) liabilities or obligations which would not in the aggregate have a Material Adverse Effect on Parent.

                  Section 4.6. No Violation of Law. The businesses of Parent and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any governmental body or authority (provided that no representation or warranty is made in this Section 4.6 with respect to Environmental Laws) except (a) as described in any of the Parent SEC Reports and
(b) for violations or possible violations which would not in the aggregate have a Material Adverse Effect on Parent. Parent and its Subsidiaries have all permits, licenses and governmental authorizations material to ownership or occupancy of their respective properties and assets and the carrying on of their respective businesses, except for such permits, licenses and governmental authorizations the failure of which to have would not have in the aggregate a Material Adverse Effect on Parent. To the best Knowledge of Parent, Parent's Subsidiaries which are FCC licensees are financially qualified, and are otherwise qualified to be FCC licensees. The representations and warranties contained in this Section 4.6 are made as of the date hereof.

                  Section 4.7. Environmental Laws and Regulations. Except as described in any of the Parent SEC Reports, as of the date hereof (a) Parent and each of its Subsidiaries is in material compliance with all applicable Environmental Laws, except for non-compliance which would not in the aggregate have a Material Adverse Effect on Parent, which compliance includes, but is not limited to, the possession by Parent and its Subsidiaries of material permits and other governmental authorizations required under applicable Environmental Laws, and material compliance with the terms and conditions thereof; (b) neither Parent nor any of its Subsidiaries has received written notice of, or, to the Knowledge of Parent, is the subject of, any Environmental Claims which would in the aggregate have a Material Adverse Effect on Parent; and (c) to the Knowledge of Parent, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

                  Section 4.8. No Undisclosed Employee Benefit Plan Liabilities. Except as described in any of the Parent SEC Reports or as otherwise set forth on Section 4.8 of the Parent Disclosure Letter, as of the date hereof all "employee benefit plans" as defined in Section 3(3) of ERISA, maintained or contributed to by Parent or its Subsidiaries are in material compliance with their terms and all applicable provisions of ERISA, the Code and any other applicable legislation, and Parent and its Subsidiaries do not have any liabilities or obligations with respect to any such employee benefit plans, whether or not accrued, contingent or otherwise, except (a) as described in any of the Parent SEC Reports and (b) for instances of noncompliance or liabilities or obligations that would not in the aggregate have a Material Adverse Effect on Parent.

                  Section 4.9. Absence of Certain Changes or Events. Other than as disclosed in the Parent SEC Reports, since June 30, 1999 to the date hereof,
(a) the businesses of Parent and its

Subsidiaries have been conducted in all material respects in the ordinary course and (b) there has not been any event, occurrence, development or state of circumstances or facts that has had a Material Adverse Effect on Parent.

                  Section 4.10. Investigations; Litigation. As of the date hereof, except as described in any of the Parent SEC Reports or previously disclosed in writing to the Company:

                  (a) to the Knowledge of Parent, no investigation or review by any governmental body or authority with respect to Parent or any of its Subsidiaries which would in the aggregate have a Material Adverse Effect on Parent is pending nor has any governmental body or authority notified Parent of an intention to conduct the same;

                  (b) there are no actions, suits or proceedings pending (or, to Parent's Knowledge, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties, or before any federal, state, local or foreign governmental body or authority which in the aggregate is reasonably likely to have a Material Adverse Effect on Parent; and

                  (c) to the Knowledge of Parent, the Parent SEC Reports or the Parent Disclosure Letter lists all of the pending litigation of Parent that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on Parent.

                  Section 4.11. Joint Proxy Statement; Registration Statement; Other Information. None of the information with respect to Parent or its Subsidiaries to be included in the Joint Proxy Statement (as defined in Section 5.2) or the Registration Statement (as defined in Section 5.2) will, in the case of the Joint Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Special Meeting, or, in the case of the Registration Statement, at the time it becomes effective or at the time of any post-effective amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Merger Sub with respect to information supplied in writing by the Company or any affiliate of the Company specifically for inclusion in the Joint Proxy Statement or the Registration Statement. Each of the Joint Proxy Statement (as it relates to Parent) and Registration Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

                  Section 4.12. Lack of Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries owns any shares of Company Common Stock or other securities convertible into shares of Company Common Stock (exclusive of any shares owned by Parent's employee benefit plans).

                  Section 4.13. Tax Matters.

                  (a) All federal, state, local and foreign Tax Returns required to be filed by or on behalf of Parent, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which Parent or any of its Subsidiaries is or was a member (a "Parent Group") have been timely filed or requests for extensions to file such returns or reports have been timely filed and granted and have not expired, and all returns filed are complete and accurate except to the extent any failure to file or any inaccuracies in filed returns would not, individually or in the aggregate, have a Material Adverse Effect on Parent. All Taxes due and owing by Parent, any Subsidiary of Parent or any Parent Group have been paid, or adequately reserved for, except to the extent any failure to pay or reserve would not, individually or in the aggregate, have a Material Adverse Effect on Parent. As of the date hereof, there is no audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by Parent, any Subsidiary of Parent or any Parent Group which would, individually or in the aggregate, have a Material Adverse Effect on Parent. All assessments for Taxes due and owing by Parent, any Subsidiary of Parent or any Parent Group with respect to completed and settled examinations or concluded litigation have been paid. Parent has provided or made available to the Company information relating to (i) the taxable years of Parent for which the statutes of limitations with respect to federal income Taxes have not expired, and (ii) with respect to federal income Taxes, those years for which examinations have been completed, those years for which examinations are presently being conducted, and those years for which examinations have not yet been initiated. Parent and each of its Subsidiaries has complied in all material respects with all rules and regulations relating to the withholding of Taxes, except to the extent any such failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

                  (b) Neither Parent nor any of its Subsidiaries has Knowledge of any fact or has taken any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                  Section 4.14. Required Vote of Parent Stockholders. Other than
(i) the affirmative vote approving the issuance of shares of Parent Common Stock to the stockholders of the Company in the Merger by the holders of a majority of the outstanding shares of Parent Common Stock actually present and voting and
(ii) a plurality vote of the holders of Parent Common Stock electing the Director Nominees (as defined in Section 5.17) to Parent's Board of Directors, no other vote of the stockholders of Parent or Merger Sub is required by law, the charter or By-laws of Parent or Merger Sub in order for Parent and Merger Sub to consummate the Merger and the transactions contemplated hereby.

                  Section 4.15. Opinion of Financial Advisor. The Board of Directors of Parent has received the opinion of Salomon Smith Barney Inc. ("SSB") dated the date of this Agreement to the effect that, as of such date, the Conversion Number is fair from a financial point of view to Parent. A copy of the written opinion of SSB will be delivered to the Company as soon as practicable after the date of this Agreement.

                  Section 4.16. Insurance. Except to the extent that the lack of a policy could reasonably be expected to have a Material Adverse Effect on Parent, as of the date hereof, Parent and its Subsidiaries have insurance policies, including without limitation policies of life, fire, health and other casualty and liability insurance, that Parent believes is sufficient for its business and operations.

                  Section 4.17. Real Property; Title. As of the date hereof, Parent and its Subsidiaries have good and marketable title to all real properties owned by it except where the failure to have such title would not in the aggregate have a Material Adverse Effect on Parent.

                  Section 4.18. Collective Bargaining Agreements and Labor. As of the date hereof, there are no pending complaints, charges or claims against Parent or its Subsidiaries filed with any public or governmental authority, arbitrator or court based upon the employment or termination by Parent of any individual, except for such complaints, charges or claims which if adversely determined would not in the aggregate have a Material Adverse Effect on Parent.

                  Section 4.19. Material Contracts. As of the date hereof, neither Parent nor any of its Subsidiaries Knows of, or has received notice of, any violation or default under any material contract (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC) to which Parent or any of its Subsidiaries is a party except for such violations or defaults as would not in the aggregate have a Material Adverse Effect on Parent.

                  Section 4.20. Takeover Statute. The Board of Directors of Parent has approved this Agreement and the transactions contemplated hereby and, assuming the accuracy of the Company's representation and warranty contained in
Section 3.12, such approval constitutes approval of the Merger and the other transactions contemplated hereby by the Board of Directors of Parent under the provisions of Article 13.03 of the Texas Business Corporation Act (the "TBCA") such that Article 13.03 of the TBCA does not apply to this Agreement and the transactions contemplated hereby. To the Knowledge of Parent, no other state takeover statute is applicable to the Merger or the other transactions contemplated hereby.

                  Section 4.21. Parent FCC License; Operations of Parent Licensed Facilities. Parent and its Subsidiaries have operated the radio stations for which Parent and any of its Subsidiaries hold licenses from the FCC, in each case which are owned or operated by Parent and its Subsidiaries (each a "Parent Licensed Facility" and collectively the "Parent Licensed Facilities"), in material compliance with the terms of the licenses issued by the FCC to Parent and its Subsidiaries (the "Parent FCC Licenses"), and in material compliance with the Communications Act, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. To the Knowledge of Parent, each broadcast radio station for which Parent or any of its Subsidiaries provides programming and advertising services pursuant to a local marketing agreement (each a "Parent LMA Facility" and collectively the "Parent LMA Facilities") has been operated in compliance with the terms of the licenses issued by the FCC to the owner of such Parent LMA Facility (each an "LMA Facility FCC License" and collectively the "LMA Facility FCC Licenses") except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Parent has, and each of its Subsidiaries have, timely filed or made all applications, reports and other disclosures required by the FCC to be made with respect to Parent Licensed Facilities and has timely paid all FCC regulatory fees with respect thereto, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Parent and each of its Subsidiaries have, and are the authorized legal holders of, all Parent FCC Licenses necessary or used in the operation of the businesses of Parent Licensed Facilities as presently operated. To the Knowledge of Parent, the third-parties with which Parent or its Subsidiaries have entered into local marketing agreements with respect to Parent LMA Facilities have, and are the authorized legal holders of, the LMA Facility FCC License necessary or used in the operation of the business of the respective Parent LMA Facility to which such local marketing agreement relates. All Parent FCC Licenses and, to the Knowledge of Parent, LMA Facility FCC Licenses are validly held and are in full force and effect, unimpaired by any act or omission of Parent, any of its Subsidiaries (or, to Parent's Knowledge, their respective predecessors) or their respective officers, employees or agents, except where such impairments could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Except as set forth in Parent Disclosure Letter, no application, action or proceeding is pending for the renewal of any Parent FCC License or, to the Knowledge of Parent, LMA Facility FCC License as to which any petition to deny has been filed and, to Parent's Knowledge, there is not before the FCC any material investigation, proceeding, notice of violation or order of forfeiture relating to any Parent Licensed Facility or Parent LMA Facility that, if adversely determined, could reasonably be expected to have a Material Adverse Effect on Parent, and Parent has no Knowledge of any basis that could reasonably be expected to cause the FCC not to renew any of Parent FCC Licenses or the LMA Facility FCC Licenses (other than proceedings to amend FCC rules or the Communications Act of general applicability to the radio broadcast industry). There is not pending and, to Parent's Knowledge, there is not threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or modify in any material respect any of Parent FCC Licenses or, to the Knowledge of Parent, any of the LMA Facility FCC Licenses that, if adversely determined, could reasonably be expected to have a Material Adverse Effect on Parent (other than proceedings to amend FCC rules or the Communications Act of general applicability to the radio broadcast industry). The representations and warranties contained in this
Section 4.21 are made as of the date hereof.


                                   ARTICLE 5.
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

                  Section 5.1. Conduct of Business by the Company or Parent. Except as contemplated by this Agreement and in the Company Disclosure Letter or the Parent Disclosure Letter, or as necessary or appropriate to satisfy the obligations hereunder, prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, and except as may be agreed to by the other parties hereto or as may be permitted pursuant to this
Agreement:

                  (a) The Company:

                           (i) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their ordinary and usual course of business;

                           (ii) shall use its reasonable efforts, and cause each of its Subsidiaries to use its reasonable efforts, consistent with prudent business practice to (A) preserve intact its business organizations and goodwill in all material respects, (B) keep available the services of its officers and employees as a group, subject to changes in the ordinary course, and (C) maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with them, in each case as a group;

                           (iii) shall notify Parent of any emergency or other change in the normal course of its or its

         Subsidiaries' respective businesses or in the operation of its or its Subsidiaries' respective properties and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any governmental body or authority if such emergency, change, complaint, investigation or hearing could have a Material Adverse Effect on the Company;

                           (iv) shall not authorize or pay any dividends on or make any distribution with respect to its outstanding shares of stock;

                           (v) shall not, and shall not permit any of its Subsidiaries to, enter into or amend any severance or similar agreements or arrangements which would be triggered by the transactions contemplated hereby, with any of their respective directors or employees, except for the payment of stay bonuses and severance mutually agreed to by Parent and the Company;

                           (vi) shall not, without the consent of Parent, which consent shall not be unreasonably withheld, enter into any new written employment, consulting or salary continuation agreement with any employee or director which, in any case, has a term of more than one year or compensation at an annual rate in excess of $150,000 or, grant any increases in the compensation or benefits to any employee or director, other than as required by any agreement in existence prior to the date hereof and other than (a) compensation increases not in excess of 10% per year of such Person's compensation and (b) bonus increases not in excess of 10% per year of such Person's bonus from the preceding year;

                           (vii) shall not, and shall not permit any of its Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, (x) any merger, consolidation or business combination, any acquisition of an assets or securities, any disposition of assets or securities in any case, involving consideration in excess of $2 million individually or $25 million in the aggregate, and except for acquisitions previously disclosed in the Company Disclosure Letter or (y) any release or relinquishment of any material contract rights;

                           (viii) shall not propose or adopt any amendments to its corporate charter or By-laws;

                           (ix) shall not, and shall not permit any of its Subsidiaries to, (A) issue any shares of their capital stock, except upon exercise of rights under the Company Stock Option Plans, warrants listed in Section 3.2 of the Company Disclosure Letter, the 7% Convertible Preferred Stock, any other agreement or arrangement referred to in Section 3.2 of the Company Disclosure Letter, options issued pursuant to existing employee incentive or benefit plans, programs or arrangements and non-employee director plans (including, without limitation, shares issued in connection with stock grants or awards or the exercise of rights or options granted in the ordinary course of business consistent with past practice pursuant to such plans, programs or arrangements) or (B) effect any stock split not previously announced or (C) otherwise change the capitalization of the Company as it existed on the date hereof, except as contemplated herein;

                           (x) without the consent of Parent, which consent shall not be unreasonably withheld, shall not, and shall not permit any of its Subsidiaries to, grant, confer or award any options, warrants, conversion rights or other rights, to acquire any shares of its capital stock, other than as required in any employment or other agreement in existence prior to the date hereof;

                           (xi) shall not, and shall not permit any of its Subsidiaries to, except in the ordinary course of business in connection with employee incentive and benefit plans, programs or arrangements in existence on the date hereof, purchase, exchange, convert or redeem any shares of its stock other than shares of 7% Convertible Preferred Stock and preferred stock of Subsidiaries;

                           (xii) shall not, and shall not permit any of its Subsidiaries to amend in any significant respect the terms of their respective Benefit Plans, including but not limited to employee benefit plans, programs or arrangements in existence on the date hereof, or adopt any new employee benefit plans, programs or arrangements, as required by law or to maintain tax qualified status or as requested by the Internal Revenue Service in order to receive a determination letter for such employee benefit plan;

                           (xiii) shall not, and shall not permit any of its Subsidiaries to, amend the Company Credit Agreement, enter into any loan agreement as borrower or as lender, incur indebtedness that is subject to any prepayment penalty or for which the Company or its Subsidiaries are obligated to pay any discount, origination or similar fees, or grant any Liens on any of its assets;

                           (xiv) shall not, and shall not permit any of its Subsidiaries to, except with respect to agreements contemplated by or permitted pursuant to this Agreement, enter into any material agreement with aggregate consideration of $2.0 million per year;

                           (xv) shall not, and shall not permit any of its Subsidiaries, to enter into an agreement with any Affiliate of the Company, any family member of any Affiliate of the Company or any stockholder who owns more than 10% of the outstanding capital stock of the Company;

                           (xvi) shall not, and shall not permit any of its Subsidiaries to make any material Tax election or settle or compromise any material Tax liability, other than in connection with currently pending proceedings or other than in the ordinary course of business;

                           (xvii) shall not enter into, amend, or extend any material collective bargaining or other labor agreement, except as required by law and except in the ordinary course of business consistent in all material respects with past practices;

                           (xviii) shall not, and shall not permit any of its Subsidiaries to, make any acquisition, by means of a merger or otherwise, of assets or securities, or any sale, lease, encumbrance or other disposition of assets or securities, or enter into any similar transaction, or enter into an agreement to effect any of the foregoing, in each case which would reasonably be expected to adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement or materially delay obtaining any consents or approvals of any Governmental Entity required under this Agreement or otherwise delay the Closing; and

                           (xix) shall not agree, or permit any of its Subsidiaries to agree, in writing or otherwise, to take any of the foregoing actions described in clauses (iv) through (xviii) or take any action which would make any representation or warranty in Article 3 hereof untrue or incorrect.

                  (b) The Parent:

                           (i) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their ordinary and usual course of business; provided, however, that nothing contained in this proviso shall limit Parent's ability to authorize or propose, or enter into, an agreement with respect to any acquisitions or to issue any debt or equity securities;

                           (ii) shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement;

                           (iii) shall and shall cause Merger Sub to vote all shares of Company Common Stock, if any, beneficially owned by Merger Sub or its affiliates in favor of adoption and approval of the Merger and this Agreement at the Company Special Meeting (as defined in Section 5.3);

                           (iv) shall not, and shall not permit any of its Subsidiaries to, make any acquisition, by means of a merger or otherwise, of assets or securities, or any sale, lease, encumbrance or other disposition of assets or securities, or enter into any similar transaction, or enter into an agreement to effect any of the foregoing, in each case which would reasonably be expected to adversely affect the ability of Parent to consummate the transactions contemplated by this Agreement or materially delay obtaining any consents or approvals of any Governmental Entity required under this Agreement or otherwise delay the Closing;

                           (v) shall not, and shall not permit any of its Subsidiaries to, change any of the accounting principles or practices used by it or any of its Subsidiaries, except as required by the Securities Exchange Commission (the "SEC") or required by GAAP;

                           (vi) shall use its reasonable efforts, and cause each of its Subsidiaries to use its reasonable efforts, consistent with prudent business practice to (A) preserve intact its business organizations and goodwill in all material respects, (B) keep available the services of its officers and employees as a group, subject to changes in the ordinary course, and (C) maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with them, in each case as a group;

                           (vii) shall not authorize or pay any dividends on or make any distribution with respect to its outstanding shares of stock;

                           (viii) shall not propose or adopt any amendments to its corporate charter or By-laws other than as necessary to effect the changes contemplated by this Agreement; and

                           (ix) shall not agree, or permit any of its Subsidiaries to agree, in writing or otherwise, to take any of the foregoing actions described in clauses (iv) through (viii) or take any action which would make any representation or warranty in Article 4 hereof untrue or incorrect.

                  Section 5.2. Proxy Material; Registration Statement.

                  (a) The Company and the Parent will confer with each other concerning receipt of the necessary regulatory approval set forth in Section 5.8, and not less than ninety (90) days prior to the anticipated receipt of such approvals, the Company and Parent will prepare and file with the SEC, will use its reasonable efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable, a joint proxy statement that will be the same proxy statement/prospectus contained in the Registration Statement (as hereinafter defined) and a form of proxy, in connection with the vote of each of the Company's and the Parent's stockholders with respect to the matters contemplated hereby (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's and the Parent's stockholders, is herein called the "Joint Proxy Statement").

                  (b) Parent will prepare and, on the date mutually agreed to by the parties, file with the SEC a registration statement of the Parent on Form S-4 (such registration statement together with any and all amendments and supplements thereto, being herein referred to as the "Registration Statement"), which shall include the Joint Proxy Statement. Such Registration Statement shall be used for the purposes of registering with the SEC and with applicable state securities authorities the issuance of Parent Common Stock to holders of Company Common Stock in connection with the Merger. In addition, each of Parent and the Company will upon reasonable advance notice provide the other with all information and other data as may be reasonably requested by Parent or the Company, as the case may be, in connection with the preparation and filing of the Registration Statement and the Joint Proxy Statement.

                  (c) The Parent shall use its best efforts to cause the Registration Statement to become effective under the Securities Act and applicable state securities laws at the earliest practicable date after filing the Registration Statement and to remain effective until the Effective Time.

                  Section 5.3. Stockholders' Meeting. Each of the Company and Parent shall, in accordance with applicable law and their respective Certificate or Articles of Incorporation and By-laws duly call, give notice of, convene and hold a special meeting (which, as may be duly adjourned, shall be referred to as the "Parent Special Meeting" or the "Company Special Meeting," as the case may be, and, together as the "Special Meetings") of its respective stockholders for the purpose of, in the case of the Company, approving and adopting the agreement of merger (as such term is used in Section 251 of the DGCL) set forth in this Agreement and approving the Merger by the holders of a majority of the outstanding shares of Company Common Stock (the "Company Stockholder Approval") and in the case of Parent, (i) approving the issuance of shares of Parent Common Stock to the stockholders of the Company in the Merger by the holders of a majority of the outstanding shares of Parent Common Stock actually present and voting and (ii) electing the Director Nominees (as defined in Section 5.17) to Parent's Board of Directors by a plurality vote of the holders of Parent Common Stock (collectively, the "Parent Stockholder Approval"). Parent and the Company agree to use their reasonable efforts to cause the Special Meetings to occur within sixty (60) days after the date on which the Registration Statement becomes effective but not sooner than twenty (20) business days after the date the Joint Proxy Statement is first mailed to stockholders. Each of Parent and the Company shall include in the Joint Proxy Statement the recommendation of their Boards of Directors that stockholders vote in favor of the Company Stockholder Approval or the Parent Stockholder Approval, as the case may be; in each case subject to the duties of the respective Boards of Directors to make any further disclosure to the stockholders (which shall not, unless expressly stated, constitute a withdrawal or adverse modification of such recommendation) and, subject to the right to change such recommendation or terminate this Agreement following receipt of a Company Superior Proposal or Parent Superior Proposal, as applicable, or subject to the right to change such recommendation in accordance with Section 5.20. Each of Parent and the Company agrees to cooperate and use its respective best efforts to hold the Parent Special Meeting and the Company Special Meeting on the same day. If the Company's Board of Directors withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or resolves to do any of the foregoing, the Company shall remain obligated to call, give notice of, convene and hold the Company Special Meeting.

                  Section 5.4. Approvals and Consents; Cooperation.

                  (a) The Company and Parent shall together, or pursuant to an allocation of responsibility to be agreed upon between them:

                           (i) as soon as is reasonably practicable take all such action as may be required under state blue sky or securities laws in connection with the transactions contemplated by this Agreement;

                           (ii) promptly prepare and file with the NYSE listing applications covering the shares of Parent Common Stock issuable in the Merger or upon exercise of the Company stock options, warrants, conversion rights or other rights or vesting or payment of other Company equity based awards and use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Stock, subject only to official notice of issuance; and

                           (iii) cooperate with one another in obtaining the opinions described in Section 6.1(h) of this Agreement.

                  (b) Subject to the limitations contained in Section 5.2, the Company and Parent shall each furnish to one another and to one another's counsel all such information as may be required in order to effect the foregoing actions.

                  Section 5.5. Access to Information; Confidentiality. As permitted by law, each of the Company and Parent shall, upon reasonable notice to an Executive Officer (as defined in Section 8.2 hereof) of the Company or Parent, as the case may be, afford to the other party, and to such party's authorized officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours, in a manner so as not to interfere with the normal operations of the Company or Parent and their Subsidiaries of either and subject to reasonable restrictions imposed by an Executive Officer of the Company or Parent, as the case may be, during the period prior to the Effective Time to all the properties, books, contracts, commitments and records of the Company or Parent and its Subsidiaries, and during such period, the Company or Parent shall furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it or its subsidiaries during such period pursuant to the requirements of applicable federal or state securities laws and
(b) all other information concerning its business, properties and personnel as the other party may reasonably request. Notwithstanding anything to the contrary in this Agreement, neither party nor any or its Subsidiaries shall be required to disclose any information to the other party or its authorized representatives if doing so would (i) violate any federal, state, local or foreign law, rule or regulation to which such party or any of its Subsidiaries is subject; or (ii) directly or indirectly affect either party's competitive position in any of the markets in which either party operates or in respect of the activities in which either party is engaged. No investigation or information furnished pursuant to this Section 5.5 shall affect any representations or warranties made by the parties herein or the conditions to the obligations of the parties to consummate the Merger. Each party will keep such information provided to it by the other party confidential in accordance with the terms of the Confidentiality Agreements between Parent and the Company, dated February 8, 1999 and September 27, 1999, respectively (the "Confidentiality Agreements"), the terms of which are incorporated herein by reference, as if such information were Evaluation Material (as such term is defined in the Confidentiality Agreements).

                  Section 5.6. Affiliates. The Company shall, prior to the Effective Time, deliver to Parent a list (reasonably satisfactory to counsel for Parent), setting forth the names and addresses of all Persons who are, at the time of the Company Special Meeting, in the Company's reasonable judgment, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall furnish such information and documents as Parent may reasonably request for the purpose of reviewing such list. The Company will use its reasonable efforts to cause its affiliates to deliver to Parent not later that 10 days prior to the date of the Company Special Meeting, a written agreement substantially in the form attached as Exhibit 5.6, and will use its reasonable efforts to cause Persons or entities who become "affiliates" after such date but prior to the Closing Date to execute and deliver these agreements at least 5 days prior to the Closing Date.

                  Section 5.7. Rights Under Stock Plans.

                  (a) Each outstanding option or warrant to purchase shares of Company Common Stock ("Option") granted under the Company Stock Option Plans or otherwise, which is outstanding immediately prior to the Effective Time, whether or not then exercisable, shall be assumed by Parent and deemed to constitute an option or warrant to acquire, on the same terms and conditions, mutatis mutandis (including, without limitation adjustments for any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction), as were applicable under such Option prior to the Effective Time, the number of shares of Parent Common Stock as the holder of such Option would have been entitled to receive pursuant to the Merger had such holder exercised such Option in full immediately prior to the Effective Time (not taking into account whether or not such Option was in fact exercisable) at a price per share equal to (x) the aggregate exercise price for Company Common Stock purchasable pursuant to such Option divided by (y) the Conversion Number; provided that the number of shares of Parent Common Stock that may be purchased upon exercise of any such Option shall not include any fractional share and, upon exercise of such Option, a cash payment shall be made for any fractional share based upon the last sale price per share of Parent Common Stock on the trading day immediately preceding the date of exercise. From and after the Effective Time, Parent and the Surviving Corporation shall comply with the terms of the Company Stock Option Plans and the agreements governing any Options. The adjustments provided herein with respect to any Options that are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code.

                  (b) Parent shall cause to be taken all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Options in accordance with this Section 5.7. As promptly as practicable after the Effective Time, Parent shall use its reasonable efforts to cause the Parent Common Stock subject to assumed Options to be registered under the Securities Act pursuant to a registration statement on Form S-8 (or any successor or other appropriate forms) and shall use its reasonable efforts to cause the effectiveness of such registration statement (and current status of the prospectus or prospectuses contained therein) to occur promptly after the Effective Time and to be maintained for so long as such Options remain outstanding.

                  Section 5.8. Filings; Other Action.

                  (a) Subject to the terms and conditions herein provided, the Company and Parent shall (i) promptly make their respective filings and thereafter make any other required submissions under the HSR Act and the Communications Act, (ii) use reasonable efforts to cooperate with one another in
(A) determining whether any filings are required to be made with, or consents, permits, authorizations or approvals are required to be obtained from, any third party, the United States government or any agencies, departments or instrumentalities thereof or other governmental or regulatory bodies or authorities of federal, state, local and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby and (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, and (iii) take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including, without limitation, taking or undertaking all such further action as may be necessary to resolve such objections, if any, as the FCC, the Federal Trade Commission, the Antitrust Division of the Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other Person may assert under relevant antitrust, competition or communications laws with respect to the transactions contemplated hereby, subject to Parent's right to direct such actions and things to be done set forth in Section 5.8(b) below.

                  (b) Without limiting the generality of the undertakings pursuant to Section 5.8(a): (i) each of Parent and the Company shall provide promptly to the FCC or to Governmental Entities with regulatory jurisdiction over enforcement of any applicable antitrust laws (each, a "Government Antitrust Entity") information and documents requested by the FCC or such Government Antitrust Entity or necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement; (ii) without in any way limiting the provisions of Section 5.8(a)(i) above, each of Parent and the Company shall file any Notification and Report Form and related material required under the HSR Act as soon as practicable after the date hereof, and thereafter use its best efforts to certify as soon as practicable its substantial compliance with any requests for additional information or documentary material that may be made under the HSR Act unless Parent in its reasonable judgment determines that it is reasonable in the circumstances not to comply substantially with any requests for additional information and documentary material under the HSR Act; (iii) Parent shall proffer its willingness to (A) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, such assets, categories of assets or businesses of the Company or Parent or either's respective Subsidiaries, (B) terminate such existing relationships and contractual rights and obligations of the Company or Parent or either's respective Subsidiaries,
(C) amend or terminate such existing licenses or other intellectual property agreements and to enter into such new licenses or other intellectual property agreements of the Company or Parent or either's respective Subsidiaries, (D) terminate any venture or arrangement and (E) effectuate any change or restructuring of the Company's or Parent's ownership, including, without limitation, the withdrawal or removal of officers or directors or the conversion or repurchase of equity securities of Parent or the Company (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with the FCC or the relevant Government Antitrust Entity giving effect thereto) in each case with respect to the foregoing clauses
(A), (B), (C), (D) or (E) (each a "Divestiture Condition"), if such action is likely to be necessary for the purpose of avoiding or preventing any action or inaction by the FCC or any Government Antitrust Entity which would restrain, enjoin or otherwise prevent or materially delay consummation of the transactions contemplated by this Agreement prior to the Termination Date; (iv) Parent shall take promptly, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would prevent or delay consummation of the transactions contemplated hereby, any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (iii) of this subsection (b)) necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the Termination Date; (v) each of the Company and Parent will keep the other informed of any material communication, and provide to the other copies of all correspondence, between it (or its advisors) and the FCC or any Government Antitrust Entity relating to this Agreement or any of the matters described in this Section 5.8(b); and (vi) each of the Company and Parent shall permit the other to review any material communication to be given by it to, and shall consult with each other in advance of any telephonic calls, meeting or conference with, the FCC or any Government Antitrust Entity and, to the extent permitted, give the other party the opportunity to attend and participate in such telephonic calls, meetings and conferences. Notwithstanding any of the foregoing, (i) no failure to obtain termination of the waiting period under the HSR Act or consent of the FCC shall be deemed to be a breach hereunder by the Company or (to the extent that such failure to obtain termination of the waiting period under the HSR Act or consent of the FCC resulted from the ownership of assets by the Company or its Subsidiaries not owned on the date hereof or from ownership of assets by Affiliates of the Company other than those set forth on Schedule 4.2 of the Shareholders Agreement), by Parent and (ii) subject to the limitations in clause (i) above, any Divestiture Condition imposed or requested by any Governmental Entity shall not excuse Parent from its obligation to consummate the transactions contemplated hereby, and the failure of the Merger to occur by reason of the imposition or request of such a Divestiture Condition or the failure of Parent to discharge, satisfy or remove such a Divestiture Condition shall be deemed a material breach by Parent of Section 5.8 of this Agreement. Subject to the foregoing, Parent shall be principally responsible for and in control of the process of dealing with the FCC or any Government Antitrust Entity relating to its obligations under subsections (b) (iii) and (b) (iv) hereof, including the negotiation and determination of any actions proposed to be taken by the Company or Parent or either's respective Subsidiaries. Notwithstanding the provisions of
Section 5.8(a) and 5.8(b), in the event that either Parent or the Company is requested, as a condition to obtaining the approval of the FCC or any Government Antitrust Entity to the transactions contemplated hereunder, to take any action arising from a Material Change and such action if taken would have a Material Adverse Effect on the combined consolidated businesses, assets, operations or prospects of Parent and the Company, then Parent shall not be required to take such action and no failure by Parent to take such action shall be deemed a breach of this Section 5.8 or of any other provisions of this Agreement. For purposes of the preceding sentence, "Material Change" shall mean a change in the Communications Act, in the policies of the FCC in implementing or enforcing the Communications Act or in the policies of any Government Antitrust Entity in implementing or enforcing the Antitrust Laws, in each case which is adopted on or after the date hereof (it being expressly understood and agreed that the revisions to the FCC broadcast multiple ownership and attribution rules which were adopted by the FCC on August 5, 1999 and which take effect on November 16, 1999 shall not be considered material changes for purposes of this sentence), and which imposes an implicit or explicit national limit on the number of radio stations that may be directly or indirectly owned by a Person or the effect of any such changed policies or laws is to impose a national limit on the number of radio stations that may be directly or indirectly owned by a Person.

                  (c) If the Company or Parent is required to take any action with respect to a Divestiture Condition in order to comply with this Section 5.8, the Company or Parent may take such action concurrently with the closing of the Merger on the Closing Date, and nothing in this Agreement shall require the Company or Parent to take such action prior to the Closing Date.

                  Section 5.9. Further Assurances. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of the Company and Parent shall take all such necessary action.

                  Section 5.10. No Inconsistent Activities.

                  (a) In light of the consideration given by the Board of Directors of the Company prior to the execution of this Agreement to, among other things, the transactions contemplated hereby, and to various alternatives to the transactions contemplated by this Agreement, and in light of the Company's representations contained in Section 3.14, the

Company agrees that it shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or expressly permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its Subsidiaries to, directly or indirectly, solicit or initiate, or encourage the submission of, any Company Acquisition Proposal, or participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Acquisition Proposal; provided, however, that the foregoing shall not prohibit the Company's Board of Directors from furnishing information to or entering into discussions or negotiations with, any Person that makes an unsolicited bona fide proposal to enter into a business combination with the Company pursuant to a Company Acquisition Proposal which the Company's Board of Directors determines in good faith is more favorable from a financial point of view to the Company's stockholders than the transactions contemplated by this Agreement (a "Company Superior Proposal") so long as (i) prior to furnishing such information to, or entering into discussions or negotiations with, such a Person, the Company provides two (2) business days' advance written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, a Person from whom the Company shall have received an executed confidentiality agreement in form and substance similar to the Confidentiality Agreements prior to furnishing such information, (ii) such unsolicited bona fide proposal relating to a Company Superior Proposal is made by a third party that the Company's Board of Directors determines in good faith has the good faith intent to proceed with negotiations to consider, and the financial capability to consummate, such Company Superior Proposal, (iii) the Company's Board of Directors, after duly considering the written advice of outside legal counsel to the Company, determines in good faith that such action is required for the Company's Board of Directors to comply with its fiduciary duties to stockholders imposed by applicable law and (iv) the Company uses all reasonable efforts to keep Parent informed in all material respects of the status and terms of any such negotiations or discussions (including without limitation the identity of the Person with whom such negotiations or discussions are being held) and provides Parent copies of such written proposals and any amendments or revisions thereto or correspondence related thereto. The Company shall notify Parent orally and in writing of the fact that it received inquiries, offers or proposals with respect to a Company Acquisition Proposal, within 24 hours after the Company obtains Knowledge of the receipt thereof. Nothing contained herein shall prohibit the Company from disclosing to its stockholders a position as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act with respect to a Company Acquisition Proposal by means of a tender offer. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any other Person that have been conducted heretofore with respect to a potential Company Acquisition Proposal and will take the necessary steps to inform its officers, directors, employees, agents, attorneys, accountants, financial advisors and other representatives of the obligations undertaken in this Section 5.10(a). The Board of Directors of the Company shall not approve or recommend, or propose to approve or recommend, a Company Acquisition Proposal; provided, however, that the Board of Directors of the Company may approve and recommend a Company Superior Proposal. Nothing in this
Section 5.10(a) shall (x) permit the Company to enter into an agreement with respect to a Company Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, the Company shall not enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with any Person that provides for, or in any way facilitates, a Company Acquisition Proposal) or (y) affect any other obligation of the Company under this Agreement.

                  (b) In light of the consideration given by the Board of Directors of Parent prior to the execution of this Agreement to, among other things, the transactions contemplated hereby, and to various alternatives to the transactions contemplated by this Agreement, and in light of Parent's representations contained in Section 4.15, Parent agrees that it shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or expressly permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, Parent or any of its Subsidiaries to, directly or indirectly, solicit or initiate, or encourage the submission of, any Parent Acquisition Proposal, or participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Parent Acquisition Proposal; provided, however, that the foregoing shall not prohibit Parent's Board of Directors from furnishing information to or entering into discussions or negotiations with, any Person that makes an unsolicited bona fide proposal to enter into a business combination with Parent pursuant to a Parent Acquisition Proposal which Parent's Board of Directors determines in good faith is more favorable from a financial point of view to Parent's shareholders than the transactions contemplated by this Agreement (a "Parent Superior Proposal") so long as (i) prior to furnishing such information to, or entering into discussions or negotiations with, such a Person, Parent provides two (2) business days' advance written notice to the Company to the effect that it is furnishing information to, or entering into discussions or negotiations with, a Person from whom Parent shall have received an executed confidentiality agreement in form and substance similar to the Confidentiality Agreements prior to furnishing such information, (ii) such unsolicited bona fide proposal relating to a Parent Superior Proposal is made by a third party that Parent's Board of Directors determines in good faith has the good faith intent to proceed with negotiations to consider, and the financial capability to consummate, such Parent Superior Proposal, (iii) Parent's Board of Directors, after duly considering the written advice of outside legal counsel to Parent, determines in good faith that such action is required for Parent's Board of Directors to comply with its fiduciary duties to shareholders imposed by applicable law and
(iv) Parent uses all reasonable efforts to keep the Company informed in all material respects of the status and terms of any such negotiations or discussions (including without limitation the identity of the Person with whom such negotiations or discussions are being held) and provides the Company copies of such written proposals and any amendments or revisions thereto or correspondence related thereto. Parent shall notify the Company orally and in writing of the fact that it received inquiries, offers or proposals with respect to a Parent Acquisition Proposal, within 24 hours after Parent obtains Knowledge of the receipt thereof. Nothing contained herein shall prohibit Parent from disclosing to its shareholders a position as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act with respect to a Parent Acquisition Proposal by means of a tender offer. Parent will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any other Person that have been conducted heretofore with respect to a potential Parent Acquisition Proposal and will take the necessary steps to inform its officers, directors, employees, agents, attorneys, accountants, financial advisors and other representatives of the obligations undertaken in this Section 5.10(b). The Board of Directors of Parent shall not approve or recommend, or propose to approve or recommend, a Parent Acquisition Proposal;

provided, however, that the Board of Directors of Parent may approve and recommend a Parent Superior Proposal. Nothing in this Section 5.10(b) shall (x) permit Parent to enter into an agreement with respect to a Parent Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, Parent shall not enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with any person that provides for, or in any way facilitates, a Parent Acquisition Proposal) or
(y) affect any other obligation of Parent under this Agreement.

                  Section 5.11. Director and Officer Liability.

                  (a) Parent, Merger Sub and the Company agree that all rights to indemnification and all limitations on liability existing in favor of any Indemnitee (as defined below) as provided in the Company Certificate of Incorporation, Company By-laws, charter or By-laws of any Subsidiary of the Company or any Indemnity Agreement (as defined below) shall survive the Merger and continue in full force and effect. To the extent permitted by (i) the DGCL,
(ii) the Company's Certificate of Incorporation, the Company's By-laws, the charter or By-laws of any Subsidiary of the Company or (iii) any agreement providing for indemnification by the Company or any Subsidiary of the Company of any Indemnitee in effect on the date of this Agreement (including any indemnity provisions contained in any agreement providing for the registration of securities) (each, an "Indemnity Agreement"), advancement of Indemnitee Expenses (as defined below) pursuant to this Section 5.11 shall be mandatory rather than permissive and the Surviving Corporation and Parent shall advance Costs (as defined below) in connection with such indemnification. Parent shall, and shall cause the Surviving Corporation to, expressly assume and honor in accordance with their terms all Indemnity Agreements.

                  (b) For a period of six (6) years after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain officers' and directors' liability insurance and fiduciary liability insurance covering the Indemnitees who are currently covered by the Company's existing officers' and directors' or fiduciary liability insurance policies on terms no less advantageous to such indemnified parties than such existing insurance; provided, however, that neither Parent nor the Surviving Corporation will be required in order to maintain such policies to pay an annual premium in excess of 150% of the greater of (i) the last annual premium paid by the Company prior to the date of this Agreement and (ii) the annual premium for the year in which the Closing occurs (the "Cap"); and provided, further, that, if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, then Parent shall, or shall cause the Surviving Corporation to, maintain policies that, in Parent's good faith judgment, provide the maximum coverage available at an annual premium equal to the Cap.

                  (c) In addition to the other rights provided for in this
Section 5.11 and not in limitation thereof, for six (6) years from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, to the fullest extent permitted by applicable law, (i) indemnify and hold harmless the individuals who on or prior to the Effective Time were officers or directors of the Company or any of its Subsidiaries, and the heirs, executors, trustees, fiduciaries and administrators of such officers or directors (collectively, the "Indemnitees") against all losses, Indemnitee Expenses (as hereinafter defined), claims, damages, liabilities, judgments, or amounts paid in settlement (collectively, "Costs") in respect to any threatened, pending or completed claim, action, suit or proceeding, whether criminal, civil, administrative or investigative based on, or arising out of or relating to the fact that such person is or was a director or officer of the Company or any of its Subsidiaries and arising out of acts or omissions occurring on or prior to the Effective Time (including, without limitation, in respect of acts or omissions in connection with this Agreement and the transactions contemplated hereby) (an "Indemnifiable Claim") and (ii) advance to such Indemnitees all Indemnitee Expenses incurred in connection with any Indemnifiable Claim promptly after receipt of reasonably detailed statements therefor; provided that, except as otherwise provided pursuant to any Indemnity Agreement, the person to whom Indemnitee Expenses are to be advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification from Parent or the Surviving Corporation. In the event any Indemnifiable Claim is asserted or made within such six year period, all rights to indemnification and advancement of Indemnitee Expenses in respect of any such Indemnifiable Claim shall continue until such Indemnifiable Claim is disposed of or all judgments, orders, decrees or other rulings in connection with such Indemnifiable Claim are fully satisfied; provided, however, that Parent shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed). Except as otherwise may be provided pursuant to any Indemnity Agreement, the Indemnitees as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnitee, under applicable standards of professional conduct, a conflict on any significant issue between positions of any two or more Indemnitees. For the purposes of this Section 5.11, "Indemnitee Expenses" shall include reasonable attorneys' fees and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any Indemnifiable Claim.

                  (d) Notwithstanding any other provisions hereof, the obligations of the Company, the Surviving Corporation and Parent contained in this Section 5.11 shall be binding upon the successors and assigns of Parent and the Surviving Corporation. In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that successors and assigns of the Company or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 5.11.

                  (e) The obligations of the Company, the Surviving Corporation, and Parent under this Section 5.11 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 5.11 applies without the consent of such affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 5.11 applies shall be third party beneficiaries of this Section 5.11, each of whom may enforce the provisions of this Section 5.11).

                  (f) Parent shall, and shall cause the Surviving Corporation to, advance all Indemnitee Expenses to any Indemnitee incurred enforcing the indemnity or other obligations provided for in this Section 5.11.

                  Section 5.12. Accountants' "Comfort" Letters. The Company and Parent will each use reasonable efforts to cause to be delivered to each other letters from their respective independent accountants, dated a date within two business days before the effective date of the Registration Statement, in form reasonably satisfactory to the recipient and customary in scope for comfort letters delivered by independent accountants in connection with registration statements on Form 4 under the Securities Act.

                  Section 5.13. Additional Reports. Each of the Company and Parent shall furnish to the other copies of any reports of the type referred to in Sections 3.4 and 4.4 which it files with the SEC on or after the date hereof, and the Company or Parent, as the case may be, represents and warrants that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading; provided that the foregoing shall not apply to the financial statements contained therein (which are covered by the following sentence). Any consolidated financial statements included in such reports (including any related notes and schedules) will fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries or Parent and its consolidated Subsidiaries, as the case may be, as of the dates thereof and their results of operations and changes in financial position or other information included therein for the periods or as of the date then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto and except that such unaudited financial statements other than year-end financial statements will not include all of the notes required by GAAP).

                  Section 5.14. Plan of Reorganization. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code. Following the Effective Time, neither the Surviving Corporation, Parent nor any of their affiliates shall knowingly take any action or knowingly cause any action to be taken which would cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

                  Section 5.15. Conveyance Taxes. Each of Parent and the Company, respectively, shall timely pay any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes or fees not including any income tax, gross receipt tax or any similar tax measured with respect to gross or net income (collectively, the "Conveyance Taxes") imposed on it at or prior to the Effective Time in connection with the transactions contemplated hereunder that are required to be paid in connection therewith. Parent and the Company shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications, or other documents regarding any such Conveyance Taxes.

                  Section 5.16. Public Announcements. The initial press release relating to this Agreement shall be a joint press release mutually agreed upon by Parent and the Company. Unless otherwise required by applicable law or the requirements of any listing agreement with any applicable stock exchange, Parent and the Company shall each use their reasonable efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation.

                  Section 5.17. Board and Vice Chairman.

                  (a) Parent shall take such action as shall be required to cause Parent's Board of Directors immediately after the Effective Time to be increased by five (5) members. Prior to the mailing to stockholders of the Joint Proxy Statement, the Company's Board of Directors shall select five (5) individuals (the "Director Nominees") for nomination as directors of Parent, which nominees shall include Robert Crandall, Vernon E. Jordan, Jr., Perry J. Lewis (the "Named Nominees") and Thomas O. Hicks and either Michael J. Levitt, Lawrence D. Stuart, Jr. or Jack D. Furst (collectively with Thomas O. Hicks, the "Hicks Muse Partners"). Prior to mailing of the Joint Proxy Statement, Parent may, at its option, elect effective prior to the Effective Time to reduce the size of its Board of Directors to seven (7) members. If Parent exercises such option, immediately after the Effective Time, Parent's Board will be increased by four (4) members and the Director Nominees shall consist of two of the Named Nominees (as mutually agreed by the Company and Parent), Thomas O. Hicks and either Michael J. Levitt, Lawrence D. Stuart, Jr. or Jack D. Furst. The Director Nominees shall be nominated to stand for election as directors of Parent at the Parent Special Meeting. If an individual so selected and nominated consents to serve as director, Parent shall use all reasonable efforts to cause such individual to be elected to its Board of Directors by the Parent's stockholders at the Parent Special Meeting, effective as of the Effective Time, for a term expiring at Parent's next annual meeting of stockholders following the Effective Time subject to being renominated as a director at the discretion of Parent's Board of Directors. If at any time prior to the Effective Time, any Director Nominee that is a Hicks Muse Partner does not consent or shall be unable to serve as a director at the Effective Time, the Company shall designate another Hicks Muse Partner to serve in such individual's place and if at any time prior to the Effective Time any Director Nominee other than a Hicks Muse Partner does not consent or shall be unable to serve as a director at the Effective Time, the Company and Parent shall mutually agree as to a substitute Director Nominee who is not a member of the Company's management and who is not affiliated with Hicks, Muse, Tate & Furst Incorporated to serve in such individual's place.

                  (b) Immediately subsequent to the Effective Time, Thomas O. Hicks shall be appointed Vice Chairman of Parent until the earlier of his resignation or removal or until his successor is duly elected and qualified, as the case may be.

                  Section 5.18. Expenses.

                  (a) Except as provided in paragraphs (c) and (d), all Expenses (as defined below) incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such Expenses; provided, however, that if this Agreement is terminated for any reason, then the allocable share of Parent and the Company for all Expenses (including any fees and expenses of accountants, experts, and consultants, but excluding the fees and expenses of legal counsel and investment bankers) related to preparing, printing, filing and mailing the Registration Statement, the Joint Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement, Joint Proxy Statement and HSR Act and the Communications Act, shall be allocated one-half each.

                  (b) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement, the Joint Proxy Statement, the solicitation of stockholder approvals, requisite HSR Act and Communications Act filings and all other matters related to the consummation of the transactions contemplated hereby.

                  (c) The Company agrees that, if (i) Parent terminates this Agreement pursuant to Section 7.1(g), (ii) the Company terminates this Agreement pursuant to Section 7.1(h), (iii) Parent terminates this Agreement pursuant to
Section 7.1(d) or Parent terminates this Agreement pursuant to Section 7.1(b) at a time that a Company Breach (as defined in Section 7.1(d)) exists, (iv) this Agreement terminates pursuant to Section 7.1(f) due to the failure to receive Company Stockholder Approval and prior to the Company Special Meeting the Company's Board of Directors withdrew, modified or changed its recommendation of this Agreement or the Merger in a manner adverse to Parent or resolved to do any of the foregoing or (v) this Agreement terminates pursuant to Section 7.1(f) due to the failure to receive Company Stockholder Approval and in each case described in clauses (iii) and (v) within eighteen months after the termination of this Agreement (A) a transaction is consummated, which transaction, if offered or proposed, would constitute a Company Acquisition Proposal, (B) a definitive agreement (the execution and delivery of which has been authorized by the boards of directors, or comparable bodies, that would if consummated constitute a Company Acquisition Proposal) for such a transaction is entered into (and in the case described in clause (v) such transaction is consummated whether or not within such eighteen-month period) or (C) any Person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated hereunder), shall have been formed that beneficially owns, or has the right to acquire beneficial ownership of, outstanding shares of capital stock of the Company then representing 50% or more of the combined power to vote generally for the election of directors, then upon the first to occur of any such case the Company shall pay to Parent a Termination Fee of $700 million, plus the reasonably documented Expenses of Parent up to $25 million. Parent may assert its right to the Termination Fee and Expenses under one or more cases set forth under this Section 5.18(c), but in no event shall Parent receive more than one Termination Fee and Expenses under this
Section 5.18(c). To the extent permitted by law, the payments under this Section 5.18(c) are in addition to any liability that a party hereto otherwise has for a breach of this Agreement.

                  (d) Parent agrees that, if (i) the Company terminates this Agreement pursuant to Section 7.1(i), (ii) Parent terminates this Agreement pursuant to Section 7.1(j), (iii) the Company terminates this Agreement pursuant to Section 7.1(c) or the Company terminates this Agreement pursuant to Section 7.1(b) at a time that a Parent Breach (as defined in Section 7.1(c)) exists or
(iv) this Agreement terminates pursuant to Section 7.1(f) due to the failure to receive Parent Stockholder Approval and in each case described in clauses (iii) and (iv) within eighteen months after the termination of this Agreement (A) a transaction is consummated, which transaction, if offered or proposed, would constitute a Parent Acquisition Proposal, (B) a definitive agreement (the execution and delivery of which has been authorized by the boards of directors, or comparable bodies, that would if consummated constitute a Parent Acquisition Proposal) for such a transaction is entered into (and in the case described in clause (iv) such transaction is consummated whether or not within such eighteen-month period) or (C) any Person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated hereunder), shall have been formed that beneficially owns, or has the right to acquire beneficial ownership of, outstanding shares of capital stock of Parent then representing 50% or more of the combined power to vote generally for the election of directors, then upon the first to occur of any such case Parent shall pay to the Company a Termination Fee of $1 billion, plus the reasonably documented Expenses of the Company up to $25 million. The Company may assert its right to the Termination Fee and Expenses under one or more cases set forth in this Section 5.18(d), but in no event shall the Company receive more than one Termination Fee and Expenses under this Section 5.18(d). To the extent permitted by law, the payments under this Section 5.18(d) are in addition to any liability that a party hereto has for a breach of this Agreement.

                  Section 5.19. Notice of Certain Events. Each party to this Agreement shall promptly as reasonably practicable notify the other parties hereto of:

                  (a) any notice or other communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement;

                  (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

                  (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its Knowledge, threatened against, relating to or involving or otherwise affecting it or any actions, suits, claims, investigations or proceedings commenced or, to the best of its Knowledge, threatened against, its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article 3 or which relate to the consummation of the transactions contemplated by this Agreement;

                  (d) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement, under any material agreement; and

                  (e) any Material Adverse Effect of the Company or Material Adverse Effect of Parent or the occurrence of any event which is reasonably likely to result in a Material Adverse Effect of the Company or a Material Adverse Effect of Parent, as the case may be.

                  Section 5.20. Withdrawal, Modification or Change in Board Recommendation.

                  (a) The Company's Board of Directors shall not withdraw, modify or change its recommendation of this Agreement or the Merger in a manner adverse to Parent or resolve to do any of the foregoing, except (i) if the Board of Directors of the Company approves and recommends a Company Superior Proposal in accordance with Section 5.10(a) or (ii) in matters other than those relating to a Company Superior Proposal, to the extent the Company's Board of Directors, after duly considering the written advice of outside legal counsel to the Company determines in good faith that such action is required for the Company's Board of Directors to comply with its fiduciary duties to stockholders imposed by applicable law. Any withdrawal, modification or change in the recommendation of the Company's Board of Directors of this Agreement or the Merger made in accordance with this Section 5.20(a) shall not be in breach of the Company's representations, warranties or covenants contained in this Agreement.

                  (b) The Parent's Board of Directors shall not withdraw, modify or change its recommendation of this Agreement or vote in favor of the Parent Stockholder Approval in a manner adverse to the Company or resolved to do any of the foregoing except (i) if the Board of Directors of Parent approves and recommends a Parent Superior Proposal in accordance with Section 5.10(b) or (ii) in matters other than those relating to a Parent Superior Proposal, to the extent Parent's Board of Directors, after duly considering the written advice of outside legal counsel to Parent determines in good faith that such action is required for Parent's Board of Directors to comply with its fiduciary duties to stockholders imposed by applicable law. Any withdrawal, modification or change in the recommendation of Parent's Board of Directors of this Agreement or the Merger made in accordance with this Section 5.20(b) shall not be in breach of Parent's representations, warranties or covenants contained in this Agreement.

                  Section 5.21. Employee Plans and Benefits and Employment Contracts.

                  (a) From and after the Effective Time, the Surviving Corporation and its Subsidiaries will honor in accordance with their terms all existing employment, severance, consulting and salary continuation agreements between the Company or any of its Subsidiaries and any current or former officer, director, employee or consultant of the Company or any of its Subsidiaries or group of such officers, directors, employees or consultants.

                  (b) As soon as administratively feasible following the Closing Date, the Surviving Corporation and its Subsidiaries shall or the Parent shall cause the Surviving Corporation and it Subsidiaries to, provide employees of the Company or its Subsidiaries (excluding employees covered by collective bargaining agreements) the employee benefit plans, severance benefits, programs, policies and arrangements that are no less favorable in the aggregate than such programs and policies provided to similarly situated employees of Parent and its Subsidiaries.

                  (c) To the extent permitted under applicable law, each employee of the Company or its Subsidiaries shall be given credit for all service with the Company or its Subsidiaries (or service credited by the Company or its Subsidiaries) under all employee benefit plans, programs, policies and arrangements maintained by the Surviving Corporation in which they participate or in which they become participants for all purposes including, without limitation, service for purposes of determining (i) short-term and long-term disability benefits; (ii) severance benefits; (iii) vacation benefits; and (iv) vesting, eligibility and accrued benefits under any qualified, non-qualified, and welfare benefit plan. All pre-existing conditions and exclusions shall be waived and expenses incurred by any employee for deductibles and co-payments in the portion of the year prior to the date an employee first became a participant in such plan shall be credited to the benefit of such employee under such plan in the year in which such employee's participation commenced.

                  Section 5.22. Redemption or Conversion of Preferred Stock. Prior to the Closing Date, the Company shall redeem or convert all of its outstanding 7% Convertible Preferred Stock.

                  Section 5.23. Section 16(b) Board Approval.

                  (a) Prior to Closing, the Board of Directors of Parent shall, by resolution duly adopted by such Board of Directors or a duly authorized committee of "non-employee directors" thereof, approve and adopt, for purposes of exemption from "short-swing" liability under Section 16(b) of the Exchange Act, the acquisition of Parent Common Stock at the Effective Time by officers and directors of Parent (including officers or directors of the Company who become, prior to, at, or following the Effective Time of the Merger, officers or directors of Parent) as a result of the conversion of shares of Company Common Stock in the Merger and the assumption of the Options by Parent at the Effective Time. Such resolution shall set forth the name of the applicable "insiders" for purposes of Section 16 of the Exchange Act, the number of securities to be acquired by each individual, that the approval is being granted to exempt the transaction under Rule 16b-3 under the Exchange Act, and, for the Options to be assumed by Parent at the Effective Time, the material terms of the options and warrants to purchase Parent Common Stock acquired by such insiders as a result of the assumption by Parent of such Options.

                  (b) Prior to Closing, the Board of Directors of the Company shall, by resolution duly adopted by such Board of Directors or a duly authorized committee of "non-employee directors" thereof, approve and adopt, for purposes of exemption from "short-swing" liability under Section 16(b) of the Exchange Act, the conversion at the Effective Time of the shares of the Company Common Stock held by officers and directors of the Company into shares of Parent Common Stock as a result of the conversion of shares in the Merger, and the assumption by Parent at the Effective Time of the Options of the officers and directors of the Company. Such resolution shall set forth the name of the applicable "insiders" for purposes of Section 16 of the Exchange Act and, for each "insider," the number of shares of Company Common Stock to be converted into shares of Parent Common Stock at the Effective Time, the number and material terms of the Options to be assumed by Parent at the Effective Time, and that the approval is being granted to exempt the transaction under Rule 16b-3 under the Exchange Act.



                                   ARTICLE 6.
                            CONDITIONS TO THE MERGER

                  Section 6.1. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC.

                  (b) Stockholder Approvals. The Parent Stockholder Approval and the Company Stockholder Approval shall have been obtained.

                  (c) No Injunction or Restraint. No statute, rule, regulation, executive order, decree, preliminary or permanent injunction or restraining order shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits the consummation of the transactions contemplated hereby.

                  (d) Consents. All consents and approvals (other than any consent or approval required pursuant to or in connection with the Antitrust
Laws) of Governmental Entities (other than the FCC) necessary for consummation of the transactions contemplated hereby shall have been obtained, other than those which, if not obtained, would not in the aggregate have a Material Adverse Effect on the Company or Parent.

                  (e) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                  (f) Communications Act. All orders and approvals of the FCC required in connection with the consummation of the transactions contemplated hereby shall have been obtained or made, whether or not any appeal or request for reconsideration of such order is pending, or whether the time for filing any such appeal or request for reconsideration or for any sua sponte action by the FCC has expired; provided, however, Parent may elect to consummate the Merger on an initial order from the FCC.

                  (g) Stock Exchange Listing. The shares of Parent Common Stock to be issued in the Merger or upon exercise of the Options shall have been authorized for listing on the NYSE, subject to official notice of listing.

                  (h) Tax Opinion. Each of the Company and Parent shall have received prior to the effectiveness of the Registration Statement an opinion of its tax counsel, Vinson & Elkins L.L.P., and Akin, Gump, Strauss, Hauer & Feld, L.L.P., respectively, in form and substance reasonably satisfactory to the Company and Parent, as applicable, to the effect that, the Merger will qualify for federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Code, that the Company, Parent and Merger Sub will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code, and that accordingly none of the Company, Parent and Merger Sub shall recognize gain or loss for federal income tax purposes as a result of the Merger and stockholders of the Company will not recognize gain or loss for federal income tax purposes on the receipt pursuant to the Merger of Parent Common Stock in exchange for shares of Company Common Stock, except with respect to cash received in lieu of fractional shares of Parent Common Stock. In rendering such opinion, Vinson & Elkins L.L.P. and Akin, Gump, Strauss, Hauer & Feld, L.L.P. shall receive and may rely upon representations contained in certificates of Parent, Merger Sub and the Company.

                  Section 6.2. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following further conditions:

                  (a) Each of the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak expressly as of an earlier date) as of the Effective Time as though made on and as of the Effective Time; provided, however, that this condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties (without regard to any materiality or Material Adverse Effect qualifier(s) contained in any and each such representation or warranty) would have a Material Adverse Effect on the Company. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

                  (b) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

                  (c) The Company shall have completed the redemption or conversion in full of its outstanding 7% Convertible Preferred Stock.

                  Section 6.3. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following further conditions:

                  (a) Each of the representations and warranties of Parent and Merger Sub set forth in his Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak expressly as of an earlier date) as of the Effective Time as though made on and as of the Effective Time; provided, however, that this condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties (without regard to any materiality or Material Adverse Effect qualifier(s) contained in any and each such representation or warranty) would have a Material Adverse Effect on Parent. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

                  (b) Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

                                   ARTICLE 7.
                            TERMINATION AND AMENDMENT

                  Section 7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of Parent or the Company:

                  (a) by the mutual written consent of Parent and the Company;

                  (b) by either Parent or the Company if the Effective Time shall not have occurred on or before March 31, 2001 (the "Termination Date"); provided that the party seeking to terminate this Agreement pursuant to this
Section 7.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before the Termination Date; and provided, further, that Parent shall have no right to terminate this Agreement under this paragraph (b) if the Merger shall not have become effective prior to the Termination Date due to Parent's failure to satisfy or remove a Divestiture Condition to the extent required by Section 5.8, which failure shall constitute a material breach of this Agreement by Parent; and provided, further, the Termination Date shall be extended until no later than September 30, 2001 to the extent that the only condition to the consummation of the Merger that has failed to be satisfied by the parties hereto is the termination of the waiting period under the HSR Act or the receipt of FCC consent in either case due to the assets of RCN Corporation owned on the date hereof;

                  (c) by the Company, if there has occurred a breach by Parent of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in
Section 6.3(a) or (b) and (B) cannot be or has not been cured within twenty business days after the giving of written notice to Parent of such breach, provided that in no event shall such twenty-business day period extend beyond the Termination Date; provided, however that there shall be no cure period for Parent's breach of Section 5.10(b) or 5.20(b) or any breach by Parent that relates to one or more Divestiture Conditions to the extent required by Section
5.8 (a "Parent Breach");

                  (d) by Parent, if there has occurred a breach by the Company of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in
Section 6.2(a) or (b) and (B) cannot be or has not been cured within twenty business days after the giving of written notice to the Company of such breach, provided that in no event shall such twenty-business day period extend beyond the Termination Date; provided, however, that there shall be no cure period for the Company's breach of Section 5.10(a) or 5.20(a) (a "Company Breach");

                  (e) by either the Company or Parent, if there shall be any applicable law, rule or regulation that makes consummation of the Merger illegal or if any judgment, injunction, order or decree of a court or other Governmental Entity of competent jurisdiction shall restrain or prohibit the consummation of the Merger, and such judgment, injunction, order or decree shall become final and nonappealable; provided, that Parent shall have no right to terminate this Agreement under this paragraph (e) if the condition set forth in this paragraph
(e) shall not be satisfied due to Parent's failure to satisfy or remove a Divestiture Condition to the extent required by Section 5.8, which failure shall constitute a material breach of this Agreement by Parent;

                  (f) by either the Company or Parent, if the stockholder approvals referred to in Section 5.3 shall not have been obtained by reason of the failure to obtain the requisite vote upon a vote at a duly held meeting of stockholders or at any adjournment or postponement thereof;

                  (g) by Parent, if (i) the Board of Directors of the Company withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or shall have resolved to do any of the foregoing or the Board of Directors of the Company shall have recommended to the stockholders of the Company any Company Acquisition Proposal or resolved to do so; (ii) a tender offer or exchange offer for outstanding shares of capital stock of the Company then representing 50% or more of the combined power to vote generally for the election of directors is commenced, and the Board of Directors of the Company does not, within the applicable period required by law, recommend that stockholders not tender their shares into such tender or exchange offer; or
(iii) the Company's Board of Directors fails to call or hold the Company Special Meeting by reason of the receipt of a Company Acquisition Proposal;

                  (h) by the Company, if the Company shall have given notice to Parent advising Parent that the Company has received, and intends to accept, a Company Superior Proposal from a third party in accordance with Section 5.10(a), advising Parent that the Company intends to terminate this Agreement in accordance with this Section 7.1(h) and makes payment as required pursuant to
Section 5.18(c) of this Agreement and of the Expenses for which the Company is responsible under Section 5.18(c) of this Agreement both by wire transfer of immediately available funds upon the acceptance of the Company Superior Proposal and as a condition to termination under this section 7.1(h). The Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(h) unless it has provided Parent the requisite notices under Section 5.10 and the Company shall, and shall cause its respective financial and legal advisors to, negotiate in good faith with Parent for at least 72 hours to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein. It is acknowledged by Parent that such negotiations with Parent shall be conducted in a manner consistent with the fiduciary duties of the Company's Board of Directors;

                  (i) by the Company, if (i) the Board of Directors of Parent withdraws, modifies or changes its recommendation of this Agreement or to vote in favor of the Parent Stockholder Approval in a manner adverse to the Company or shall have resolved to do any of the foregoing or the Board of Directors of Parent shall have recommended to the shareholders of Parent any Parent Acquisition Proposal or resolved to do so; or (ii) a tender offer or exchange offer for outstanding shares of capital stock of Parent then representing 50% or more of the combined power to vote generally for the election of directors is commenced, and the Board of Directors of Parent does not, within the applicable period required by law, recommend that shareholders not tender their shares into such tender or exchange offer; or (iii) Parent's Board of Directors fails to call or hold the Parent Special Meeting by reason of the receipt of a Parent Acquisition Proposal; or

                  (j) by Parent, if Parent shall have given notice to the Company advising the Company that Parent has received, and intends to accept, a Parent Superior Proposal from a third party in accordance with Section 5.10(b), advising the Company that Parent intends to terminate this Agreement in accordance with this Section 7.1(j) and makes payment as required pursuant to Section 5.18(d) of this Agreement and of the Expenses for which Parent is responsible under Section 5.18(d) of this Agreement both by wire transfer of immediately available funds upon the acceptance of the Parent Superior Proposal and as a condition to termination under this Section 7.1(j). Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(j) unless it has provided the Company the requisite notices under Section 5.10 and Parent shall, and shall cause its respective financial and legal advisors to, negotiate in good faith with the Company for at least 72 hours to make such adjustments in the terms and conditions of this Agreement as would enable Parent to proceed with the transactions contemplated herein. It is acknowledged by the Company that such negotiations with the Company shall be conducted in a manner consistent with the fiduciary duties of Parent's Board of Directors.

                  Section 7.2. Effect of Termination. In the event of termination of the Agreement and the abandonment of the Merger pursuant to this
Article 7, all obligations of the parties shall terminate, except the obligations of the parties pursuant to this Section 7.2 and except for the provisions of Sections 5.16, 5.18, the last sentence of Section 5.5 and Article 8 (other than Sections 8.10 and 8.11), provided that nothing herein shall relieve any party from liability for any breaches hereof which at a minimum shall be the Expenses of the non-breaching party.


                                   ARTICLE 8.
                               GENERAL PROVISIONS

                  Section 8.1. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by facsimile transmission or overnight courier (providing proof of delivery) to the parties at the following addresses (or at such address for a party as shall be specified by like notice):

                  (a)      if to the Company, to:

                           AMFM Inc.
                           1845 Woodall Rogers Freeway
                           Suite 1300
                           Dallas, Texas  75201
                           Attention:  William S. Banowsky, Jr.
                           Facsimile No.:  (214) 922-8700

                           with a copy to:

                           Vinson & Elkins L.L.P.
                           2001 Ross Avenue
                           Suite 3700
                           Dallas, Texas 75201
                           Attention:  Michael D. Wortley
                           Facsimile No.:  (214) 220-7716

                  (b)      if to Parent or Merger Sub, to:

                           Clear Channel Communications, Inc.
                           200 Concord Plaza
                           Suite 600
                           San Antonio, Texas  78216-6940
                           Attention:  Randall T. Mays
                           Facsimile No.:  (210) 822-2299




                           with a copy to:

                           Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                           1700 Pacific Avenue
                           Suite 4100
                           Dallas, Texas 75201
                           Attention: Michael E. Dillard, P.C.
                           Facsimile No.: (214) 969-4343

                  Section 8.2. Definitions. For purposes of this Agreement:

                  (a) "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with, such first Person.

                  (b) "Antitrust Laws" mean and include the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

                  (c) "Company Acquisition Proposal" means any offer or proposal for, or any indication of interest in (whether or not in writing and whether or not delivered to the Company's stockholders generally), a merger, consolidation, liquidation, reorganization, tender offer, exchange offer, consolidation or other business combination directly or indirectly involving the Company or any of its Subsidiaries or the acquisition of a substantial equity interest in or a substantial portion of the assets of, any such entity, other than the transactions contemplated by this Agreement.

                  (d) "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                  (e) "Executive Officer" means, with respect to the Company, as applicable, those executive officers of the Company, listed on Exhibit 8.2(e)(i) hereto and with respect to Parent, those executive officers of Parent listed on
Exhibit 8.2(e)(ii) hereto.

                  (f) "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

                  (g) "Knowledge", "Know" or "Known" means, with respect to the matter in question, if any of the Executive Officers of the Company or Parent, as the case may be, has actual knowledge of such matter.

                  (h) "Lien" means any encumbrance, hypothecation, infringement, lien, mortgage, pledge, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on, or with respect to any asset, property or property interest; provided, however, that the term "lien" shall not include (i) liens for water and sewer charges and current taxes not yet due and payable or being contested in good faith, (ii) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar liens arising or incurred in the ordinary course of business (iii) all liens approved in writing by the other party hereto or (iv) restrictions on transfer imposed by federal or state securities laws.

                  (i) "Material Adverse Effect" means, any adverse change in the business, financial condition or results of operations of the Company or Parent, as the case may be, or its respective Subsidiaries that is material to the Company or Parent, as the case may be, and its respective Subsidiaries taken as a whole.

                  (j) "Parent Acquisition Proposal" means any offer or proposal for, or any indication of interest in (whether or not in writing and whether or not delivered to Parent's shareholders generally), a merger, consolidation, liquidation, reorganization, tender offer, exchange offer, consolidation or other business combination directly or indirectly involving Parent or any of its Subsidiaries or the acquisition of a substantial equity interest in or a substantial portion of the assets of, any such entity, other than the transactions contemplated by this Agreement.

                  (k) "Person" means any natural person, firm, individual, business trust, trust, association, corporation, partnership, joint venture, company, unincorporated entity or Governmental Entity.

                  (l) "Subsidiary" or "Subsidiaries" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

                  (m) "Taxes" means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, transfer, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added.

                  (n) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

                  Section 8.3. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                  Section 8.4. Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement (provided, however, that the provisions of the Confidentiality Agreements shall remain valid and in effect) and, except for the provisions of Article 2 and Sections 5.7 and 5.11, is not intended to confer upon any Person other than the parties any rights or remedies hereunder.

                  Section 8.5. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

                  Section 8.6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any applicable conflicts of law.

                  Section 8.7. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Texas or in Texas state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Texas or any Texas state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Texas.

                  Section 8.8. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

                  Section 8.9. Interpretation. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever. The disclosure of any matter in any Section of a Disclosure Letter hereto shall not be deemed to constitute an admission by any party or to otherwise imply that any such matter is material or may have a Material Adverse Effect for purposes of this Agreement.

                  Section 8.10. Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement shall not survive the Effective Time.

                  Section 8.11. Survival of Covenants and Agreements. The covenants and agreements of the parties to be performed after the Effective Time contained in this Agreement shall survive the Effective Time.

                  Section 8.12. Attorneys' Fees. If any action or law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

                  Section 8.13. Amendment. This Agreement may be amended by the parties at any time before or after approval hereof by the stockholders of the Company and Parent; provided, however, that after such stockholder approval there shall not be made any amendment that by law requires further approval by the stockholders of the Company or Parent without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

                  Section 8.14. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.13, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing, signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                  Section 8.15. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement or other action attributed to the Board of Directors pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 8.13 or an extension or waiver pursuant to Section 8.14 shall, in order to be effective, require in the case of Parent, Merger Sub or the Company, action by its Board of Directors, acting by the affirmative vote of a majority of the members of the entire Board of Directors.

                  Section 8.16. No Recourse Against Others. No past, present or future director, officer, employee, stockholder, incorporator or partner, as such, of Parent, the Company, Merger Sub or the Surviving Corporation shall have any liability for any obligations of Parent, the Company, Merger Sub or the Surviving Corporation under this Agreement or for any claim based on, in respect of or by reason of such obligations or their creation.



                            [SIGNATURE PAGE FOLLOWS]

                         MERGER AGREEMENT SIGNATURE PAGE


                  IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                               CLEAR CHANNEL COMMUNICATIONS, INC.



                               By: /s/  RANDALL T. MAYS
                                  ----------------------------------------------
                               Name:     Randall T. Mays
                               Title:    Executive Vice President and
                                         Chief Financial Officer

                               CCU MERGER SUB, INC.



                               By: /s/  RANDALL T. MAYS
                                  ----------------------------------------------
                               Name:     Randall T. Mays
                               Title:    Executive Vice President and
                                         Chief Financial Officer

                               AMFM INC.



                               By: /s/ THOMAS O. HICKS
                                  ----------------------------------------------
                               Name:     Thomas O. Hicks
                               Title:    Chairman and Chief Executive Officer




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